Exhibit 10.2

$200,000,000
REVOLVING CREDIT  FACILITY

GRAN TIERRA ENERGY COLOMBIA, LTD.
(formerly Argosy Energy International),
ARGOSY ENERGY, LLC
(formerly Argosy Energy Corp.),
SOLANA PETROLEUM EXPLORATION (COLOMBIA) LIMITED
and
SOLANA RESOURCES LIMITED,
as Original Guarantors

GRAN TIERRA ENERGY CAYMAN ISLANDS INC.,
as Borrower

THE LENDERS PARTY HERETO FROM TIME TO TIME,
as Banks

AMENDED AND RESTATED CREDIT
AGREEMENT

Dated as of August 24, 2009

STANDARD BANK PLC,
as Arranger, Administrative Agent
and Issuing Bank

i

Section 1.	DEFINITIONS AND ACCOUNTING MATTERS	2

1.01	Certain Defined Terms	2

1.02	Accounting Terms and Determinations	27

1.03	Borrowing Base	27

1.04	Designation of Subsidiaries as Restricted or Unrestricted Subsidiaries	31

1.05	Restricted Subsidiaries Not Directly or Indirectly Owned or Controlled by the Borrower	32

Section 2.	COMMITMENTS, LOANS, NOTES AND PREPAYMENTS	32

2.01	Loans	32

2.02	Borrowings	32

2.03	Letters of Credit	33

2.04	Changes of Commitments	37

2.05	Commitment Fee	37

2.06	Lending Offices	37

2.07	Several Obligations; Remedies Independent	38

2.08	Notes	38

2.09	Optional Prepayments of Loans	38

2.10	Mandatory Prepayments	39

Section 3.	PAYMENTS OF PRINCIPAL AND INTEREST	41

3.01	Repayment of Loans	41

3.02	[Intentionally Omitted]	41

3.03	Interest	41

3.04	Solvency	42

Section 4.	PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC	42

4.01	Payments	42

4.02	Pro Rata Treatment	43

4.03	Computations	43

4.04	Minimum Amounts	44

4.05	Certain Notices	44

4.06	[Intentionally Omitted]	44

4.07	Non-Receipt of Funds by the Administrative Agent	45

4.08	Sharing of Payments, etc	45

4.09	Maximum Rate Permitted by Law	47

Section 5.	YIELD PROTECTION, ETC	47

5.01	Additional Costs	47

5.02	Limitation on Types of Loans	50

5.03	Illegality	51

5.04	Compensation	51

5.05	Additional Costs in Respect of Letters of Credit	52

5.06	Taxes; Loans and Reimbursement Obligations	52

5.07	Replacement of Banks	55

Section 6.	GUARANTEE	55

6.01	Guarantee	55

6.02	Obligations Unconditional	56

6.03	Reinstatement	57

6.04	Subrogation	57

6.05	Remedies	57

6.06	Continuing Guarantee	57

6.07	Instrument for the Payment of Money	57

6.08	Rights of Contribution	57

6.09	General Limitation on Guarantee Obligations	58

Section 7.	CONDITIONS PRECEDENT	58

7.01	Original Closing Date	58

7.02	Closing Date	58

7.03	Effectiveness and Subsequent Extensions of Credit	61

Section 8.	REPRESENTATIONS AND WARRANTIES	61

8.01	Corporate Existence	61

8.02	Financial Condition	62

8.03	Litigation	62

8.04	No Breach	62

8.05	Action	63

8.06	Approvals	63

8.07	Use of Credit	63

8.08	Taxes	63

8.09	Compliance with Laws and Agreements	64

8.10	Environmental Matters	64

8.11	Subsidiaries, etc	66

8.12	True and Complete Disclosure	67

8.13	Title to Properties	67

8.14	Capitalization	67

8.15	Insurance	68

8.16	ERISA	68

Section 9.	COVENANTS OF THE OBLIGORS	68

9.01	Financial Statements, Etc	68

9.02	Litigation	70

9.03	Existence, Etc	71

9.04	Insurance	72

9.05	Prohibition of Fundamental Changes; Disposition of Assets	72

9.06	Limitation on Liens	74

9.07	Indebtedness	77

9.08	Investments	79

9.09	Dividend Payments	80

9.10	Financial Covenants	81

9.11	Collection Accounts	81

9.12	Lines of Business	82

9.13	Transactions with Affiliates	82

9.14	Use of Proceeds	82

9.15	Certain Obligations Respecting Subsidiaries	83

9.16	Additional Subsidiary Guarantors	83

9.17	Unrestricted Subsidiaries	84

9.18	Limitations on Sale and Leaseback Transactions	84

9.19	Environmental Matters	84

9.20	No Action to Affect Security Documents	85

9.21	Visits to Properties	85

9.22	Title Defects	85

9.23	Offtake Agreements	86

9.24	Further Assurances	86

9.25	Activities of Holding Companies	86

Section 10.	EVENTS OF DEFAULT	87

Section 11.	THE ADMINISTRATIVE AGENT	91

11.01	Appointment, Powers and Immunities	91

11.02	Reliance by Administrative Agent	92

11.03	Defaults	92

11.04	Rights as a Bank	93

11.05	Indemnification	93

11.06	Non-Reliance on Agent and Other Banks	93

11.07	Failure to Act	94

11.08	Resignation or Removal of Agent	94

11.09	Consents under Other Loan Documents	94

11.10	Collateral Sub-Agents	95

11.11	Dealings With the Administrative Agent	95

Section 12.	MISCELLANEOUS	95

12.01	Waiver	95

12.02	Notices	95

12.03	Expenses	96

12.04	Amendments, Etc	97

12.05	Successors and Assigns	98

12.06	Assignments and Participations	98

12.07	Indemnification	101

12.08	Survival	102

v

12.09	Captions	102

12.10	Counterparts	102

12.11	Governing Law; Submission to Jurisdiction; Waiver of Immunity	102

12.12	Waiver of Jury Trial	103

12.13	Treatment of Certain Information	103

12.14	Judgment Currency	104

12.15	Agent for Service of Process	104

12.16	Entire Agreement	104

12.17	USA PATRIOT Act Notice	105

12.18	English Language	105

12.19	Amended and Restated Credit Agreement	105

Annex I	Annex I-1
Annex II	Annex II-1
Schedule I	Schedule I-1
Schedule II	Schedule II-1
Schedule III	Schedule III-1
Schedule IV	Schedule IV-1
Schedule V	Schedule V-1
Schedule VI	Schedule VI-1
Schedule VII	Schedule VII-1
Schedule VIII	Schedule VIII-1
Schedule IX	Schedule IX-1

AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 24, 2009 (this “Agreement”), among GRAN TIERRA ENERGY COLOMBIA, LTD. (formerly Argosy Energy International), a limited partnership organized under the laws of the State of Utah (Registered No. 2110646-0180) and having its principal office at Calle 114 No. 7 - 80, 17th Floor, AR Building, Bogota D. C., Colombia (the “Partnership”), ARGOSY ENERGY, LLC (formerly Argosy Energy Corp.), a limited liability company organized under the laws of the State of Delaware (Registered No. 3234977) (the “GP”), SOLANA PETROLEUM EXPLORATION (COLOMBIA) LIMITED, an exempted company organized under the laws of the Cayman Islands (“Solana Petroleum”), SOLANA RESOURCES LIMITED, a limited company organized under the laws of the Province of Alberta, Canada (“Solana Resources”) (the Partnership, the GP, Solana Petroleum and Solana Resources, collectively, the “Original Guarantors”, and individually, each an “Original Guarantor”), GRAN TIERRA ENERGY CAYMAN ISLANDS INC., an exempted company organized under the laws of the Cayman Islands (Registered No. MC-213331) and having its principal office at PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands (the “Borrower”), each Subsidiary, if any, of the Borrower that becomes a Guarantor pursuant to Section 9.16 hereof (individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with the Borrower and the Original Guarantors, the “Obligors” and individually, an “Obligor”); each of the lenders that is a signatory hereto identified under the caption “BANKS” on the signature pages hereto or which, pursuant to Section 12.06(b) hereof, shall become a “Bank” hereunder (individually, a “Bank” and, collectively, the “Banks”); STANDARD BANK PLC as the letter of credit issuing bank (the “Issuing Bank”), as arranger (the “Arranger”) and as administrative agent for the Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WHEREAS, the Partnership, the GP, Gran Tierra Energy Inc., a Nevada corporation (Registered No. C13734-2003) (the “Original Borrower”), the lenders party thereto and Standard Bank Plc, as agent, are parties to that certain Credit Agreement, dated as of February 22, 2007, as amended by Amendment No. 1 to Credit Agreement dated as of January 1, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Original Credit Agreement”);

WHEREAS, pursuant to the Assignment and Assumption Agreement, dated as of August 24, 2009, the Original Borrower assigned and transferred all of its rights and obligations under the Original Credit Agreement and the other Loan Documents (as defined in the Original Credit Agreement) to the Borrower, its wholly owned subsidiary, and the parties hereto have agreed that the Original Credit Agreement be amended, restated and replaced, and pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agree as follows:

SECTION 1.
DEFINITIONS AND ACCOUNTING MATTERS.

1.01  Certain Defined Terms.  As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Additional Costs” shall have the meaning given to such term in Section 5.01(a) hereof.

“Administrative Agent” shall have the meaning given to such term in the preamble hereof.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Date” shall have the meaning given to such term in Section 4.07 hereof.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly or indirectly controls, or is under common control with, or is controlled by, the Person specified.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) shall be deemed to control such corporation or other Person.  Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries and (b) none of the Restricted Subsidiaries of the Borrower shall be, for purposes of this definition, Affiliates of the Borrower, nor shall the Borrower be, for purposes of this definition, an Affiliate of any of its Restricted Subsidiaries.

“Applicable Commitment Fee Rate” shall mean 1.00% per annum.

“Applicable Lending Office” shall mean, for each Bank, the “Lending Office” of such Bank (or of an Affiliate of such Bank) designated in the Administrative Questionnaire of such Bank or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Borrower as the office from which its Loans are to be made and maintained.

“Applicable Margin” shall mean with respect to any Loan, 4.00% per annum.

“Arranger” shall have the meaning given to such term in the preamble hereof.

“Bank” shall have the meaning given to such term in the preamble hereof.

“Borrower” shall have the meaning given to such term in the preamble hereof.

“Borrowing Base” shall mean the lower of (a) $200,000,000 and (b) the Present Value of Reserves, as the same may be redetermined from time to time in accordance with Section 1.03(b), and subject to adjustments, redeterminations and the principles set forth in Sections 1.03(c), 1.03(d), 1.03(e), 2.10 and 9.22 hereof; provided that, notwithstanding anything to the contrary in this Agreement, for the period from (and including) the Closing Date to (but excluding) the Step-Up Date, the Borrowing Base shall not exceed $7,000,000 (notwithstanding the fact that the Present Value of Reserves on the Closing Date is estimated to be $120,000,000).

“Borrowing Base Deficiency” shall have the meaning given to such term in Section 2.10(a) hereof.

“Business Day” shall mean any day (other than a Saturday or Sunday) (a) on which commercial banks are open for general business in New York, London and Calgary, and (b) on which dealings in Dollar deposits are carried out between banks in the London interbank market.

“Capital Expenditures” shall mean, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations payable during such period) made by the Borrower or any of its Restricted Subsidiaries in connection with the acquisition and exploitation of, or the exploration for or development or production of, Hydrocarbon reserves or to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or membership, limited liability company, limited liability partnership or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

“Casualty Event” shall mean, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control” shall mean the failure by the Parent to own and control, of record and beneficially, directly or indirectly, (a) 100% of each class of outstanding Capital Stock of the Borrower or (b) 100% of each class of outstanding Capital Stock of Solana Resources and Solana Petroleum, in each case free and clear of all Liens.

“Closing Date” shall mean the date upon which all of the conditions of Section 7.02 hereof are either satisfied or waived.

“Collection Accounts” shall mean the GTE Collection Account and the Solana Collection Account.

“Collection Account Pledge Agreements” shall mean the GTE Collection Account Pledge Agreement and the Solana Collection Account Pledge Agreement.

“Colombia” shall mean The Republic of Colombia.

“Colombian Branches” shall mean, collectively, the GTE Colombian Branch and the Solana Colombian Branch.

“Colombian Credit Investments” shall mean (a) government bonds issued by the Colombian Treasury (“Titulos de Deuda de Tesoreria” or “TES”) rated AAA or above by Duff and Phelps, (b) short-term certificates of deposit (“Certificado de Deposito a Termino” or “CDTs”) rated AA+ or above by Duff and Phelps, and (c) Colombia tax credit certificates (“Certificados de Reembolso Tributario” or “CERTs”) rated AA+ or above by Duff & Phelps.

“Colombian Hydrocarbon Properties” shall mean (a) as of the date of this Agreement, the following Hydrocarbon Properties: (i) the Guayuyaco Block, located in the Putumayo Basin in Colombia, (ii) the Santana Block, located in the Putumayo Basin in Colombia, and (iii) the Hydrocarbon Properties set forth on Schedule X; and (b) from time to time and at any time hereafter, all Hydrocarbon Properties in Colombia in which the Borrower or any of its Restricted Subsidiaries shall have an interest and that have been included in the Borrowing Base pursuant to Section 1.03.

“Colombian Security Documents” shall mean each of the following documents:

(a)           a receivables pledge agreement governed by the laws of Colombia, dated as of the Original Closing Date (as the same may be amended, restated, substituted or supplemented from time to time), in form and substance satisfactory to the Administrative Agent, granting in favor of the Administrative Agent for the ratable benefit of the Secured Parties a first-priority security interest in substantially all of the present and future right, title and interest of the GTE Colombian Branch to receivables payable from time to time by each Offtaker;

(b)           each receivables payment instruction letter governed by the laws of Colombia, instructing the Offtaker named therein to make payments due to the GTE Colombian Branch under the applicable Offtake Agreement to the relevant Collection Account;

(c)           the Solana Security Documents; and

(d)           any other document reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Colombia of the security interests to be granted pursuant to the aforementioned security documents.

“Commitment” shall mean, with respect to each Bank, the obligation of such Bank to make Loans or to participate in Letters of Credit in an aggregate principal or face amount at any one time outstanding up to but not exceeding (a) with respect to each Bank that is a party to this Agreement as of the date of this Agreement, the amount set opposite the name of such Bank on  Annex I hereto under the caption “Amount of Commitment” or (b) in the case of any other Bank, the aggregate amount of the Commitments of other Banks acquired by it pursuant to Section 12.06(b) of this Agreement (in each of clause (a) and (b) above, as the same may be increased or reduced from time to time pursuant to the terms of this Agreement).  In the case of any increase or decrease in the Borrowing Base resulting from a redetermination in accordance with Section 1.03(b) or resulting from adjustments, redeterminations and the principles set forth in Sections 1.03(c), 1.03(d), 1.03(e), 2.10 and 9.22 hereof, the Commitment of each Bank shall be increased or decreased pro rata in accordance with its Commitment Percentage existing at the time of such increase or decrease in the Borrowing Base.

“Commitment Percentage” shall mean, at any time, with respect to any Bank, the ratio of (a) the amount of its Commitment at such time to (b) the aggregate amount of the Commitments of all the Banks at such time.

“Commitment Period” shall mean the period from and including the Closing Date to the Commitment Termination Date.

“Commitment Termination Date” shall mean the earliest of

(a)           the Maturity Date;

(b)           the date on which the Commitments are terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c)           the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, all of the Commitments shall terminate automatically and without any further action.

“Commitment Termination Event” shall mean any of the following:

(a)           the occurrence of any Event of Default described in Section 10(f) or 10(g); or

(b)           the occurrence of any other Event of Default and either (i) all or any portion of the Loans shall have been declared to be due and payable pursuant to Section 10 or (ii) the Administrative Agent shall have given notice to the Borrower that the Commitments have been terminated.

“Commodity Hedging Agreement” shall mean, for any Person, (a) any swap, forward, cap, floor, collar or other similar transaction between such Person and one or more financial institutions or other entities relating to the price of any category of Hydrocarbons or any index calculated based on the price of one or more categories of Hydrocarbons, (b) any option with respect to any of the foregoing transactions, (c) physical forward contracts for set prices, provided that payment is not made prior to delivery and (d) any combination of the foregoing transactions.

“Consolidated Current Assets” shall mean, at any time, the aggregate of the Borrower’s and its consolidated Subsidiaries’ unrestricted aggregate cash on hand, marketable securities, other receivables and oil inventory expected to be sold and the proceeds of such sale expected to be realized within twelve months but excluding all receivables more than ninety days past due, all determined without duplication in accordance with GAAP; provided that each of GTE Colombia, the GP, the Partnership, Solana Petroleum (including the Solana Colombian Branch) and Solana Resources shall be deemed to be consolidated Subsidiaries of the Borrower for the purposes of this definition, notwithstanding the fact that the consolidation rules under GAAP might not otherwise apply; and provided further that, for the purposes of determining the ratio of Consolidated Current Assets to Consolidated Current Liabilities under Section 9.10(c), the aggregate unused and uncancelled amount of the Commitments (if any) at such time shall be added to, and constitute part of, the Consolidated Current Assets.

“Consolidated Current Liabilities” shall mean, at any time, the aggregate of the Borrower’s and its consolidated Subsidiaries’ aggregate liabilities falling due within twelve months (including the portion of long term debt falling due within twelve months), including amounts payable, taxes, and payments in lieu of taxes and required dividends, all determined without duplication in accordance with GAAP; provided that each of GTE Colombia, the GP, the Partnership, Solana Petroleum (including the Solana Colombian Branch) and Solana Resources shall be deemed to be consolidated Subsidiaries of the Borrower for the purposes of this definition, notwithstanding the fact that the consolidation rules under GAAP might not otherwise apply.

“Currency Exchange Agreement” shall mean, for any Person, an agreement or arrangement between such Person and one or more financial institutions or other entities providing for the transfer or mitigation of risks of fluctuations in the exchange rate between currencies either generally or under specific contingencies.

“Debt Coverage Ratio” shall mean, as of the end of each fiscal quarter of the Borrower during the Commitment Period, the ratio of (a) the aggregate Indebtedness of the Borrower and its consolidated Subsidiaries then existing, to (b) EBITDA of the Borrower and its consolidated Subsidiaries determined in each case without duplication in accordance with GAAP for the immediately preceding four consecutive fiscal quarters of the Borrower; provided that in the case of the first, second and third fiscal quarters ending after the Closing Date, EBITDA for the purposes of this clause (b) shall instead be calculated as twice the amount of actual EBITDA of the Borrower and its consolidated Subsidiaries determined in each case without duplication in accordance with GAAP for the immediately preceding two consecutive fiscal quarters of the Borrower ending on the first, second or third fiscal quarter after the Closing Date (as the case may be).  If any acquisition or investment has been made by the Borrower or any of its Subsidiaries but has not been given effect to in the calculation of EBITDA, the Majority Banks may, in their absolute discretion, agree to give pro forma effect to such acquisition or investment in the calculation of EBITDA by including the value thereof as if such acquisition or investment had taken place at the start of the immediately preceding two fiscal quarters, or four fiscal quarters, as the case may be.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default; provided that a Borrowing Base Deficiency shall not of itself be considered a Default during the applicable Deficiency Cure Period.

“Deficiency Cure Period” shall have the meaning given to such term in Section 2.10(a).

“Deficiency Notice” shall have the meaning given to such term in Section 2.10(a) hereof.

“Designated Hedging Agreement” shall mean each Hedging Agreement (based on the form of an ISDA Master Agreement) entered into by the Borrower under which the counterparty is (or at the time such Hedging Agreement was entered into, was) a Designated Hedging Counterparty.

“Designated Hedging Counterparty” shall mean a Bank or an Affiliate of a Bank (or any entity that was a Bank or an Affiliate of a Bank at the time that it entered into a Designated Hedging Agreement) that is the counterparty under a Designated Hedging Agreement.

“Designated Hedging Obligations” shall mean all amounts, indemnities and reimbursement obligations, contingent or absolute, of every type or description, and at any time existing, owed by the Borrower to a Designated Hedging Counterparty pursuant to the terms of a Designated Hedging Agreement.

“Determination Date” shall mean the date which is 25 days after the date that the Reserve Evaluation Report and/or such other information as is required to be delivered to the Administrative Agent for the purposes of any redetermination of the Borrowing Base shall be delivered to the Administrative Agent.

“Determination Period” shall mean (a) initially, the period commencing on the date of this Agreement and ending on the first Determination Date thereafter and (b) each period commencing on a Determination Date and ending on the day immediately preceding the next succeeding Determination Date.

“Development Costs” shall mean Capital Expenditures attributable to the interest of the Borrower or any of its Restricted Subsidiaries in Hydrocarbon Properties required to develop any of the Hydrocarbon Properties and produce Hydrocarbons therefrom included in the most recent Reserve Evaluation Report.

“Disposition” shall mean any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Borrower or any of its Restricted Subsidiaries to any Person (other than by any such Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, or by the Borrower to a Restricted Subsidiary), excluding any sale, assignment, transfer or other disposition of (a) any Property sold or disposed of in the ordinary course of business and on ordinary business terms, (b) any Unrestricted Properties or (c) any stock of an Unrestricted Subsidiary.

“Dividend Payment” shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Borrower or any of its Restricted Subsidiaries or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of the Borrower or any of its Restricted Subsidiaries), but excluding any stock option plan of the Borrower or any of its Restricted Subsidiaries, dividends payable solely in shares of common stock of the Borrower or a Restricted Subsidiary, and any such dividend (other than phantom stock payments made to employees of a Restricted Subsidiary in connection with the compensation arrangements for such employees, subject to the restrictions contained in Section 9.09) that is paid either to the Borrower or another Wholly Owned Restricted Subsidiary.

“EBITDA” shall mean, for any period, the revenues of the Borrower and its consolidated Subsidiaries for such period from continuing operations, minus associated costs (generally excluding Interest Expense, income taxes, depreciation and amortization and provision for future site restoration costs, but including actual expenditures for site restoration), determined in each case without duplication in accordance with GAAP.

“EDC” shall mean Export Development Canada, a Crown corporation of Canada providing financing and export credit agency services in connection with the export of goods or services.

“Environmental Claim” shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” shall mean any and all present and future federal, state, municipal, provincial, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect and having the force of law, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Equity Issuance” shall mean (a) any issuance or sale by the Borrower or any of its Restricted Subsidiaries after the date of this Agreement of (i) any of its Capital Stock, (ii) any warrants or options exercisable in respect of its Capital Stock or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Restricted Subsidiaries or (b) the receipt by the Borrower or any of its Restricted Subsidiaries after the date of this Agreement of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Restricted Subsidiary of the Borrower to the Borrower or any other Wholly Owned Subsidiary of the Borrower which is a Restricted Subsidiary, (y) any such issuance or sale in connection with any capital contribution by the Borrower or any Restricted Subsidiary to any other Restricted Subsidiary of the Borrower or (z) any warrants or options issued to directors, officers or employees of the Borrower and its Restricted Subsidiaries pursuant to any employee benefit plans, incentive plans or similar programs established in the ordinary course of business.

“Equity Rights” shall mean, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, such Person.

“Eurodollar Loan” shall mean a Loan, the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” shall mean, for any Interest Period, (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the Reuters page which displays an average British Bankers Association Interest Settlement Rate (such page currently being page LIBOR01) for deposits with a term equivalent to such Interest Period in US Dollars (for delivery on the first day of such Interest Period), determined as of approximately 11:00 a.m. (London, England time) on the date three Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such Interest Period in US Dollars, determined as of approximately 11:00 a.m. (London, England time) on the date three Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant Interest Period) in US Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Bank, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on the date three (3) Business Days prior to the first day of such Interest Period.

“Event of Default” shall have the meaning given to such term in Section 10 hereof.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Bank, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Obligor under any Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its Applicable Lending Office is located, and (c) in the case of (i) a Foreign Lender, other than a Foreign Lender that is a party to this Agreement on the date hereof (each an “Original Bank”), or (ii) any Person which becomes a Bank hereunder and is assigned a Commitment which was obtained by way of assignment directly from an Original Bank or indirectly from an Original Bank through one or more prior assignments, any withholding tax that is imposed on any amount payable or accruing to such Foreign Lender at and from the time such Foreign Lender becomes a party to this Agreement (or designates a new Applicable Lending Office) except to the extent that such Foreign Lender (or the Original Bank, if applicable) was entitled, at the time of the designation of a new Applicable Lending Office (or at the time of the assignment of the relevant Commitment, if applicable), to receive additional amounts from the Borrower or any other Obligor with respect to such withholding tax pursuant to Section 5.

“Fee Letter” shall mean the letter agreement dated as of the Original Closing Date, between the Borrower and the Administrative Agent.

“Foreign Assets” shall have the meaning set forth in Section 1.03(b).

“Foreign Lender” shall mean any Bank that is organized under the laws of a jurisdiction other than that in which any Obligor is located.

“GAAP” shall mean generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, applied on a basis consistent with those which, in accordance with the last sentence of Section 1.02(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

“GP Pledge Agreement” shall mean a pledge agreement governed by the laws of the State of New York, dated as of January 1, 2009 (as the same may be amended, restated, substituted or supplemented from time to time), in form and substance satisfactory to the Administrative Agent, granting in favor of the Administrative Agent for the ratable benefit of the Secured Parties a first-priority security interest in all of the Capital Stock in the GP.

“Governmental Authority” shall mean any federal, state, municipal, provincial, local, territorial, or other governmental subdivision, department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, having jurisdiction where the Borrower or any Subsidiary conducts any business or has Property and the actions of which could reasonably be expected to result in a Material Adverse Effect.

“GP” shall have the meaning given to such term in the preamble hereof.

“GTE Collection Account” shall mean account number 103353265 in the name of the Partnership, maintained with JPMorgan Chase Bank, N.A. in New York, New York, and each other deposit account that may be maintained by the Partnership (or any other Obligor) from time to time in substitution thereof with the Administrative Agent’s prior written consent.

“GTE Collection Account Pledge Agreement” shall mean an account pledge agreement governed by the laws of the State of New York, dated as of the Original Closing Date (as the same may be amended, restated, substituted or supplemented from time to time), in form and substance satisfactory to the Administrative Agent, granting in favor of the Administrative Agent for the ratable benefit of the Secured Parties a first-priority security interest in the GTE Collection Account and all amounts standing to the credit thereof from time to time.

“GTE Colombian Branch” shall mean Gran Tierra Energy Colombia, Ltd., the Colombian branch office of the Partnership.

“GTE Colombia” shall mean  “series 1”, “series 2” and “series 3” in the limited liability company agreement of GTE Colombia Holdings LLC, a Delaware limited liability company; provided that, for the avoidance of doubt, as used in any provision of this Agreement that relates to the assets, liabilities, rights or obligations of GTE Colombia Holdings LLC (including the definition of “Consolidated Current Assets” and “Consolidated Current Liabilities”), “GTE Colombia” shall mean only the assets, liabilities, rights and obligations associated with the limited liability company series interests described as “series 1”, “series 2” and “series 3” in the limited liability company agreement of GTE Colombia Holdings LLC on the date hereof, and any provision of this Agreement that relates to the classification of GTE Colombia Holdings LLC or “GTE Colombia” as a Subsidiary of the Borrower shall mean “series 1”, “series 2” and “series 3” of GTE Colombia Holdings LLC, each acting separately and independently pursuant to Section 18-215 of the Delaware Limited Liability Company Act (and any limited liability company series interests designated in substitution thereof or replacement therefor) and such other limited liability company series interests of GTE Colombia Holdings LLC established from time to time that may be held by the Borrower.

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person or any production or revenues generated by (or any capital or other expenditures incurred in connection with the acquisition and exploitation of, exploration for, development of or production from) any Hydrocarbon reserves, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank, surety company or other financial institution or similar entity to issue a letter of credit, surety bond or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” shall have the meaning given to such term in Section 6.01 hereof.

“Guarantors” shall have the meaning given to such term in Section 6.01 hereof.

“Hazardous Material” shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB’s), (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Hedging Agreement” means any Commodity Hedging Agreement, Currency Exchange Agreement or Interest Rate Protection Agreement.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Hydrocarbon Properties” shall mean interests which the Borrower and any of its Restricted Subsidiaries may have from time to time in Hydrocarbon reserves from which Hydrocarbons may or may potentially be severed or extracted in commercially feasible quantities.

“Indebtedness” shall mean, for any Person and without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to purchase or repurchase the same or similar Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days (or, in the case of  trade accounts payable arising pursuant to the terms of each of the Expense Reimbursement Agreements, dated as of May 28, 2009, made by and among each of the limited liability company series interests described as “series 1”, “series 2”, “series 3”, “series 4”, “series 5”, “series 6”, “series 7”, “series 8” and “series 9” in the limited liability company agreement of GTE Colombia Holdings LLC, a Delaware series limited liability company and the Partnership, 140 days) of the date the respective goods are delivered or the respective services are rendered; (c) obligations of others secured by a Lien on the Property of such Person, whether or not the respective obligations so secured has been assumed by such Person, provided that (i) the amount to be included as “Indebtedness” shall be the amount reasonably estimated by the Borrower and indicated on each certificate delivered pursuant to Section 9.01(a) and (ii) if no such estimate is provided, the amount included as Indebtedness shall be the entire amount of such obligations; (d) obligations of such Person in respect of letters of credit, surety bonds or similar instruments issued or accepted by banks, surety companies and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person in respect of obligations of the types specified in other clauses of this definition as a general partner or joint venturer of any partnership or joint venture (other than in respect of obligations incurred in the ordinary course of business); (g) the unearned balance of any advance payment received by such Person under any contract to be performed in excess of $1,000,000 (or its equivalent amount in another currency) in the aggregate resulting from transactions in the ordinary course of such Person’s business; (h) obligations of such Person under any Hedging Agreement or other derivative contract, valued as at any date of determination at an amount equal to: (i) if documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Obligor to its counterparty under such Hedging Agreement or derivative contract, as if (A) such Hedging Agreement or derivative contract was being terminated early on such date of determination and (B) such Obligor was the sole “Affected Party” (as defined in the Master Agreement); (ii) in the case of a Hedging Agreement or derivative contract traded on an exchange, its mark-to-market value, which will be the unrealized loss on such Hedging Agreement or derivative contract to the Obligor party to the same based on the settlement price of such Hedging Agreement or derivative contract on such date of determination; or (iii) in all other cases, the mark-to-market value of such Hedging Agreement or derivative contract, which will be the unrealized loss on such Hedging Agreement or derivative contract to the Obligor party to the same determined as the amount, if any, by which (A) the present value of the future cash flows to be paid by such Obligor exceeds (B) the present value of the future cash flows to be received by such Obligor pursuant to such Hedging Agreement or derivative contract; and (i) Indebtedness of others Guaranteed by such Person.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Independent Petroleum Engineer” shall mean (a) GLJ Petroleum Consultants or (b) such other firm of independent petroleum engineers expert in the matters required to be performed in connection with the preparation and delivery of a Reserve Evaluation Report and proposed by the Borrower from time to time and reasonably satisfactory to the Administrative Agent and the Majority Banks.

“Insurance Date” shall have the meaning given to that term in Section 2.10(b).

“Interest Expense” shall mean, for any period, interest expense for the Borrower and its consolidated Subsidiaries for such period (determined in each case without duplication in accordance with GAAP) including, without limitation, the following:  all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) (other than interest paid in common stock of the Borrower) and the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements of such Persons accrued during such period (whether or not actually paid or received during such period).  References in this definition (whether in the singular or the plural) to consolidated Subsidiaries shall, for purposes of calculating Interest Expense for a period or part of a period ending prior to the date of this Agreement, be deemed to refer to corporations or other entities that would have been consolidated Subsidiaries had this Agreement been in effect on the first day of such period.

“Interest Period” shall mean, with respect to any Loan, each period commencing on the date such Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Borrower may select as provided in Section 4.05 hereof, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing, if any Interest Period in respect of a Loan would otherwise end after the applicable Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date.

“Interest Rate Protection Agreement” shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions or other entities providing for the transfer or mitigation of interest risks, either generally or under specific contingencies.

“Investment” shall mean, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such deposit, advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person (excluding any performance or similar guarantee not otherwise constituting Indebtedness and customarily granted in connection with the exploration and development of Hydrocarbon Properties); or (d) the entering into of any Interest Rate Protection Agreement or Commodity Hedging Agreement.  The definition of “Investment” shall not include any expenditure incurred in acquiring interests in joint ventures, unit interests, royalty interests, working interests and similar interests in each case, relating to Hydrocarbon Properties and plants, facilities, pipelines and equipment reasonably related thereto.

“Issuing Bank” shall mean Standard Bank Plc as the issuer of Letters of Credit under Section 2.03(b) hereof, together with its successors and assigns in such capacity.

“Letter of Credit” shall have the meaning given to such term in Section 2.03(a) hereof.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Interest” in connection with any Letter of Credit, shall mean, for each Bank and the Issuing Bank, each such Bank’s participation interest (or, in the case of the Issuing Bank, the Issuing Bank’s retained interest, if any, after giving effect to the participation interest of each such Bank) in the Issuing Bank’s liability under Letters of Credit and each such Bank’s rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

“Letter of Credit Liability” shall mean, without duplication, at any time and in respect of any Letter of Credit, (a) the sum of (i) the undrawn and uncancelled face amount of such Letter of Credit plus (ii) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit, minus (b) the sum of (i) any amount provided by the Borrower as cash collateral in respect of such Letter of Credit, and (ii) the amount of any Letter of Credit unconditionally guaranteed by EDC on terms in form and substance acceptable to the Majority Banks.  For purposes of this Agreement, a Bank (other than the Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.03 hereof.

“Lien” shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, but does not include a right of set-off created in the ordinary course of business unless such right of set-off is created for the purposes of securing obligations created, issued or incurred for borrowed money.  For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Loan” shall have the meaning given to such term in Section 2.01(a) hereof.

“Loan Documents” shall mean this Agreement, the Notes, the Letter of Credit Documents, the Designated Hedge Agreements, the Security Documents, the Fee Letter and the Step-Up Agreement and all other agreements, documents, and instruments entered into in connection with any amendment, waiver, supplement or other modification with respect to any of the foregoing; provided that, for purposes of the definition of “Material Adverse Effect” and Sections 4, 5, 7, 8 and 9, “Loan Documents” shall not include any Designated Hedge Agreement.

“Majority Banks” shall mean, at any time, Banks having greater than 51% of the aggregate amount of the Commitments at such time, or if the Commitments shall have been terminated, Banks holding greater than 51% of the sum of the aggregate unpaid principal amount of the Loans and the Letter of Credit Liabilities at such time.

“Mandatory Costs” shall mean the percentage rate per annum calculated by the Administrative Agent in accordance with Annex II hereto.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, condition (financial or otherwise) or liabilities of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower or any material Restricted Subsidiary to perform its respective obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the right and remedies of any Bank and the Administrative Agent under any of the Loan Documents, as the case may be (other than any such material adverse effect resulting from the failure of the Administrative Agent or any Bank to take actions to maintain such rights or remedies and other than as those rights and remedies are subject to the qualifications contained in the legal opinions delivered pursuant to Section 7.02(b) hereof), or (e) the timely payment of the principal of or interest on the Loans, Reimbursement Obligations or other amounts payable in connection therewith.

“Maturity Date” shall mean February 22, 2010, as such date may be extended by written agreement in accordance with Section 12.04 hereof.

“Net Available Proceeds” shall mean:

(a)           in the case of any Disposition by the Borrower or a Restricted Subsidiary, the amount of Net Cash Payments received in connection with such Disposition; and

(b)           in the case of any Casualty Event with respect to any Property of the Borrower or any of its Restricted Subsidiaries, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Restricted Subsidiaries in respect of such Casualty Event (excluding proceeds of business interruption insurance) net of (i) reasonable transaction costs and expenses (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses associated therewith and sales, VAT and transfer taxes arising therefrom) incurred by the Borrower and its Restricted Subsidiaries in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income and transfer taxes payable by the Borrower or any of its Restricted Subsidiaries in respect of such Casualty Event.

“Net Cash Payments” shall mean, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower and its Restricted Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses associated therewith and sales, VAT and transfer taxes arising therefrom) paid by the Borrower and its Restricted Subsidiaries in connection with such Disposition and (ii) any foreign, federal, state, provincial and local income or other taxes estimated to be payable by the Borrower and its Restricted Subsidiaries as a result of such Disposition (but only to the extent that (x) such estimated taxes are in fact paid to the relevant Governmental Authority within three months of date of such Disposition or placed in escrow for the payment of such taxes or (y) the amount of such estimated taxes is less than $750,000 (or its equivalent in another currency converted at the applicable exchange rate as of the date of such Disposition) and the payment of such taxes is being contested in good faith and by appropriate proceedings), (b) Net Cash Payments shall not include any cash payment (or portion thereof) received in any fiscal year of the Borrower in respect of such Disposition to the extent that such cash payment (or portion thereof), together with all cash payments with respect to other Dispositions therefore received in such fiscal year, does not exceed $500,000 (or its equivalent in another currency converted at the applicable exchange rate as of the date of such Disposition) and (c) Net Cash Payments shall be net of any repayments by the Borrower or any of its Restricted Subsidiaries of Indebtedness to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (ii) such Indebtedness is to be repaid as a condition to or requirement of the Disposition of such Property.

“New Wholly Owned Subsidiary” shall have the meaning given to such term in Section 9.08 hereof.

“Notes” shall mean the promissory notes provided for by Section 2.08(a) hereof, executed on the date of this Agreement, and any promissory notes delivered in substitution or exchange therefor, in each case as the same may be modified and supplemented and in effect from time to time.

“Obligor” shall have the meaning given to such term in the preamble hereof.

“Offtaker” shall mean (a) each of the Persons listed on Schedule I hereof, (b) in the case of Hydrocarbon Properties operated by the Borrower or any of its Restricted Subsidiaries, any specific buyer required by applicable law or, in the event only limited commercially reasonable alternatives exist, any buyer not specifically excluded by the Majority Banks, (c) in the case of Hydrocarbon Properties not operated by the Borrower or any of its Restricted Subsidiaries, any buyer approved by the operator thereof, and (d) any additional Persons that have been approved in writing by the Majority Banks, acting reasonably, at the time of the purchase of crude oil or other Hydrocarbons by such Person from the Borrower or any of its Restricted Subsidiaries; provided that any such Person shall cease to be an Offtaker if:

(i)           the Borrower has received any written notice or otherwise has knowledge that such Person is the subject of any bankruptcy, insolvency, reorganization, liquidation, dissolution or winding-up proceeding or action (whether voluntary or involuntary), or

(ii)           at the time any such determination is made, more than 10% of the aggregate amount of accounts due from such Person in respect of its purchase of crude oil or other Hydrocarbons from the Borrower has at such time remained unpaid for more than 45 days (measured from the due date specified in the original invoice therefor).

Schedule I includes, among other entities, all the Persons to whom the Borrower and any of its Restricted Subsidiaries currently sells crude oil and other Hydrocarbon products.

“Offtake Agreements” shall mean, collectively, (a) each agreement entered into between the Borrower or any of its Restricted Subsidiaries and an Offtaker as listed on Schedule VI hereto, and (b) any other purchase agreements entered into between the Borrower or any of its Restricted Subsidiaries and an Offtaker that provide for the purchase by such Offtaker of Hydrocarbons from the Borrower or any of its Restricted Subsidiaries, that are in form and substance reasonably satisfactory to the Administrative Agent and that further provide, to the Administrative Agent’s reasonable satisfaction, that substantially all payments thereunder shall be made to the relevant Collection Account, as each such agreement may be amended, restated, supplemented, replaced or otherwise modified in accordance with this Agreement.

“Original Borrower” shall have the meaning given to such term in the recitals hereof.

“Original Closing Date” shall mean February 22, 2007.

“Original Guarantor” shall have the meaning given to such term in the preamble hereof.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder to the Administrative Agent, any Bank or the Issuing Bank or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but in all events not including any Excluded Taxes.

“Parent” means Gran Tierra Energy Inc., a corporation organized under the laws of the State of Nevada.

“Partnership” shall have the meaning given to such term in the preamble hereof.

“Partnership Pledge Agreement” shall mean a pledge agreement governed by the laws of the State of New York, dated as of January 1, 2009 (as the same may be amended, restated, substituted or supplemented from time to time), in form and substance satisfactory to the Administrative Agent, granting in favor of the Administrative Agent for the ratable benefit of the Secured Parties a first-priority security interest in all of the partnership interests in the Partnership.

“Permitted Investments” shall mean:  (a) direct obligations of the United States of America or Canada, or of any agency of either thereof, or obligations guaranteed as to principal and interest by the United States of America or Canada, or by any agency of either thereof, in either case maturing not more than 12 months from the date of acquisition thereof; (b) certificates of deposit issued or bankers’ acceptances issued by any Bank or any other bank or trust company organized under the laws of the United States of America or Canada (or any state or province thereof) and having capital, surplus and undivided profits of at least $500,000,000 (or equivalent amount in other currencies), maturing not more than 12 months from the date of acquisition thereof; (c) commercial paper rated A-1 or better or P-1 or better by Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc. or Moody’s Investors Service, Inc. respectively, maturing not more than 90 days from the date of acquisition thereof; (d) commercial paper rated A-2 or better (but less than A-1) or P-2 or better (but less than P-1) by Standard and Poor’s Rating Group or Moody’s Investors Services, Inc. respectively, maturing not more than 30 days from the date of acquisition thereof; (e) money market funds which have a rating of “AAA m” or “AAA mg” by S&P or have otherwise been approved in writing by the Majority Banks; (f) any other investments approved in writing by the Majority Banks; (g) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in subparagraph (a) above and entered into with a bank or trust company satisfying the criteria set forth in subparagraph (b) above; (h) any direct obligations of the Colombian government, or any agency thereof, backed by the full faith and credit of the Colombian government and issued in Colombian Pesos; and (i) Colombian Credit Instruments, including overnight Colombian Credit Investments acquired at a discount from face value.

“Permitted Liens” shall mean those Liens permitted pursuant to Section 9.06 hereof.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Post-Default Rate” shall mean, in respect of any principal of any Loan, any Reimbursement Obligation or any other amount under this Agreement, any Note or any other Loan Document that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% plus the Applicable Margin plus the Eurodollar Rate (calculated as if all such outstanding amounts were Loans with an Interest Period of one month plus Mandatory Costs, if any).

“Present Value of Reserves” shall mean, on any date, estimated net cash flow expressed in US Dollars (after development expenses and production taxes) in respect of Proved Reserves attributable to Hydrocarbon Properties calculated in accordance with the provisions of Section 1.03.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proved Reserves” shall mean, on any date of determination, reserves (to the extent of the net interest of the Borrower and its Restricted Subsidiaries therein) comprised of quantities of Hydrocarbons that geologic and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing conditions; provided that such reserves are recoverable from (a) existing wells, whether from completion intervals currently open and producing to market, or completion intervals currently open but not currently producing or zones behind casing of existing wells, or (b) new wells on undrilled acreage.  Proved Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain to be productive when drilled.  Other undrilled units may also be credited with Proved Reserves where continuity of production from existing productive formations can be demonstrated with reasonable certainty.  For purposes of determining whether any Hydrocarbon Properties of the Borrower or any of its Restricted Subsidiaries contain Proved Reserves, the most recent Reserve Evaluation Report shall be determinative.

“Quarterly Dates” shall mean the last day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next succeeding Business Day.

“Regulation A” and “Regulation D” shall mean, respectively, Regulations A and D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Change” shall mean, with respect to any Bank, any change after the date of this Agreement in federal, state, provincial or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank of or under any federal, state, provincial or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reimbursement Obligations” shall mean, at any time, the obligations of the Borrower then outstanding, or that may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by the Issuing Bank in respect of any drawings under a Letter of Credit.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Report Delivery Date” shall mean the date which falls (a) 60 days after each December 31, and (b) 60 days after each June 30.

“Reserve Evaluation Report” shall mean the report referred to in Section 1.03(a)(i), and an unsuperseded report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st (in the case of the Reserve Evaluation Report to be delivered by the Independent Petroleum Engineer pursuant to Section 1.03(a)(ii)) or July 1st (in the case of the Reserve Evaluation Report required to be delivered by the Borrower pursuant to Section 1.03(a)(iii)) (or such other date in the event of an interim redetermination pursuant to Section 1.03(d)) the oil and gas reserves attributable to the Borrower’s and its Restricted Subsidiaries’ interest in the production from Hydrocarbon Properties of the Borrower and its Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, royalties, operating expenses, production sharing volumes and Development Costs with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s requirements at the time and using pricing data that the Banks may reasonably determine consistent with their current lending practices taking into account quality and basis and differentials related to the production being produced from the Borrower’s and its Restricted Subsidiaries’ interest in the production from Hydrocarbon Properties; provided that, with respect to the volume of Hydrocarbons subject to a Commodity Hedging Agreement, the Banks shall take into consideration the prices set forth in such Commodity Hedging Agreement.

“Reserve Requirement” shall mean, for any Interest Period, the average maximum rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion US Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (a) any category of liabilities that includes deposits by reference to which the applicable rate of interest is to be determined as provided in the definition of “Eurodollar Rate” in this Section 1.01 or (b) any category of extensions of credit or other assets that includes loans made using the Eurodollar Rate as the applicable rate of interest.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary; provided that, for the avoidance of doubt, each of (a) GTE Colombia, (b) the GP, (c) the Partnership, (d) Solana Petroleum and (e) Solana Resources shall be deemed to be Restricted Subsidiaries of the Borrower.

“Security Documents” shall mean, collectively, the Colombian Security Documents, the Collection Account Pledge Agreements, the GP Pledge Agreement, the Partnership Pledge Agreement and each of the security agreements, pledge agreements and other instruments now or hereafter delivered to the Administrative Agent pursuant to the foregoing or otherwise granting a Lien on any Property of any Person to secure the obligations and liabilities of any Obligor under any Loan Document, and all other filings required by applicable law to be filed with respect to the security interests created pursuant to each of the foregoing documents.

“Secured Parties” shall mean each Bank, each Issuing Bank, the Arranger and the Administrative Agent and each of their respective successors and permitted assigns from time to time.

“Solana Collection Account” shall mean account number 200-615151-001-97-USD in the name of Solana Petroleum, maintained with BNP Paribas in New York, New York, and each other deposit account that may be maintained by Solana Petroleum (or any other Obligor) from time to time in substitution thereof with the Administrative Agent’s prior written consent.

“Solana Collection Account Pledge Agreement” shall mean an account pledge agreement governed by the laws of the State of New York, dated as of the Closing Date (as the same may be amended, restated, substituted or supplemented from time to time), in form and substance satisfactory to the Administrative Agent, granting in favor of the Administrative Agent for the ratable benefit of the Secured Parties a first-priority security interest in the Solana Collection Account and all amounts standing to the credit thereof from time to time.

“Solana Colombian Branch” shall mean Solana Petroleum Exploration (Colombia) Limited (Sucursal), the Colombian branch office of Solana Petroleum.

“Solana Credit Agreement” means that certain credit agreement dated as of December 20, 2007 by and among Solana Resources, Solana Petroleum, the lenders party thereto and BNP Paribas as administrative agent for the lenders establishing a credit facility in a principal amount of up to $100,000,000 (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date).

“Solana Petroleum” shall have the meaning given to such term in the preamble hereof.

“Solana Resources” shall have the meaning given to such term in the preamble hereof.

“Solana Security Documents” shall mean:

(a)           a receivables pledge agreement governed by the laws of Colombia, dated as of the Closing Date (as the same may be amended, restated, substituted or supplemented from time to time), in form and substance satisfactory to the Administrative Agent, granting in favor of the Administrative Agent for the ratable benefit of the Secured Parties a first-priority security interest in substantially all of the present and future right, title and interest of the Solana Colombian Branch to receivables payable from time to time by each Offtaker;

(b)           each receivables payment instruction letter governed by the laws of Colombia, instructing the Offtaker named therein to make payments due to the Solana Colombian Branch under the applicable Offtake Agreement to the relevant Collection Account; and

(c)           a commercial establishment pledge agreement (contrato de prenda sobre establecimiento de comercio) in respect of all of the rights of Solana Colombian Branch in accordance with the terms of the Colombian Commercial Code.

“Solvent” means, with respect to any Obligor, that as of the date of determination, both (a) (i) the sum of such Obligor’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Obligor’s present assets; (ii) such Obligor’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) such Obligor has not incurred and does not intent to incur, or believe (nor should it reasonably believe) that it shall incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Obligor is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Step-Up Agreement” means the letter agreement dated as of the date hereof, between the Borrower, the Arranger and the Administrative Agent relating to any increase of the Commitments above $7,000,000 and the syndication of such Commitments.

“Step-Up Date” has the meaning given to such term in the Step-Up Agreement.

“Subsidiary” shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the Voting Stock is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided that, in the case of the Borrower, each of (a) GTE Colombia, (b) the GP, (c) the Partnership, (d) Solana Petroleum and (e) Solana Resources shall be deemed to be Subsidiaries of the Borrower, regardless of whether or not all of the equity interests in each of the foregoing entities are held by the Borrower.

“Subsidiary Guarantor” shall have the meaning given to such term in the preamble hereof.

“Tangible Net Worth” shall mean, as at any date for any Person, the sum for such Person (determined on a consolidated basis without duplication in accordance with GAAP as of the date of its most recent financial statement) of the following, expressed in US Dollars:

(a)           the amount of Capital Stock, plus

(b)           the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit), minus

(c)           the sum of the following:  cost of treasury shares and the book value of all assets which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests (other than minority interests in the production from Hydrocarbon Properties), research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all accounting reserves, plus

(d)           the amount of noncash writedowns of long-lived assets in compliance with GAAP;

plus any increase occurring during the period from the date of the Borrower’s most recent financial statements to the date of determination as a result of any Equity Issuance by the Borrower.

“Taxes” shall mean all taxes, levies, imposts, stamp taxes, duties, charges to tax, fees, deductions, withholdings, royalties, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any political subdivision or taxing authority as of the date of this Agreement or at any time in the future together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, including without limitation production and severance taxes and windfall profit taxes, and “Tax” and “Taxation” shall be construed accordingly; provided that “Taxes” shall exclude taxes imposed on or measured by the overall net income or capital of a Person.

“Unrestricted Properties” shall mean, at any time of determination, the Properties of the Borrower and its Subsidiaries that (a) are not Hydrocarbon Properties or (b) have not been given any value in the Borrowing Base as most recently determined prior to such time of determination.

“Unrestricted Subsidiary” shall mean on the date of this Agreement, each Person as set forth on Schedule VII hereto, and thereafter, each Subsidiary of the Borrower (other than a Subsidiary Guarantor) as may be hereafter designated by the Borrower as an “Unrestricted Subsidiary” as provided in Section 1.04 hereof.

“US Dollars” and “$” shall mean the lawful currency of the United States of America.

“Voting Stock” shall mean, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

1.02  Accounting Terms and Determinations.

(a)           Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the audited consolidated financial statements of the Parent as of December 31, 2008.  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Banks pursuant to Section 9.01 hereof (or, prior to the delivery of the first financial statements under Section 9.01 hereof, used in the preparation of the unaudited consolidated financial statements of the Parent for the three months ended March 31, 2009) unless (i) the Borrower objects to the Banks in writing to determining such compliance on such basis at the time of delivery of such financial statements to the Administrative Agent or (ii) the Majority Banks shall object to the Borrower (through the Administrative Agent) in writing to so determining such compliance within 30 days after such delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.01 hereof, shall mean the financial statements referred to in Section 8.02 hereof).

(b)           At the request of the Majority Banks, through the Administrative Agent, the Borrower shall deliver to the Administrative Agent (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c)           The Borrower shall not, and shall not permit any Restricted Subsidiary to, without the prior written consent of the Administrative Agent, change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

1.03  Borrowing Base.

(a)           Reserve Evaluation Reports.

(i)           The Borrower has furnished to the Administrative Agent and the Banks on the date of this Agreement a Reserve Evaluation Report prepared by the Independent Petroleum Engineer as of June 30, 2006 in respect of the Colombian Hydrocarbon Properties.

(ii)           On or before the Report Delivery Date falling 60 days after each December 31, the Borrower shall furnish to the Administrative Agent, for delivery to the Banks, an updated Reserve Evaluation Report prepared by the Independent Petroleum Engineer.

(iii)           On or before the Report Delivery Date falling 60 days after each June 30, the Borrower shall furnish to the Administrative Agent, for delivery to the Banks, an updated Reserve Evaluation Report prepared by the Borrower.

(b)           Borrowing Base.

(i)           During the period commencing on the date of this Agreement and ending on such date as the first redetermination of the Borrowing Base shall become effective as provided below in this Section 1.03(b), the Borrowing Base shall be $7,000,000 (subject in each case to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d), 1.03(e), 2.10 and 9.22 hereof) which amount has been determined on the basis of the Reserve Evaluation Report referred to in Section 1.03(a)(i) (with such adjustments to the rates, factors, values, estimates, assumptions and computations set forth in such Reserve Evaluation Report as were acceptable to the Banks party to this Agreement as of the date of this Agreement).

(ii)           As promptly as reasonably practicable after its receipt of the Reserve Evaluation Report furnished to it pursuant to Section 1.03(a)(ii) or Section 1.03(a)(iii) (as the case may be), the Administrative Agent (in consultation with the Majority Banks) shall endeavor to redetermine the Borrowing Base on the basis of such Reserve Evaluation Report in the manner provided in this clause (b), notify the Banks of such redetermination and, if such redetermination is approved by the Majority Banks (or, in the case of an increase in the Borrowing Base, each of the Banks), notify the Borrower of the Borrowing Base as so redetermined (or, if the Administrative Agent’s redetermination is not approved, notify the Borrower of the Borrowing Base as redetermined by the Majority Banks (or, in the case of an increase in the Borrowing Base, each of the Banks)) and such redetermined Borrowing Base shall become effective on the Determination Date immediately following each Report Delivery Date and shall remain effective until again redetermined as provided in this Section 1.03(b) (subject to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d) and 1.03(e) hereof, reductions pursuant to Section 2.10(b), Section 2.10(c) and Section 2.10(d) and Section 9.22 hereof).  The determination by the Administrative Agent (and as approved or redetermined by the Majority Banks (or, in the case of an increase in the Borrowing Base, each of the Banks)), of the Borrowing Base for any Determination Period shall be made on the basis of customary loan parameters of the Banks for production loans to similarly situated companies which shall include the Present Value of Reserves attributable to Hydrocarbon Properties as set forth in the applicable Reserve Evaluation Report for such Determination Period, subject, however, to such adjustments as the Administrative Agent, with the concurrence of the Majority Banks, may make in its and their sole discretion to the rates (including without limitation discount rates), factors, values, assumptions, prices and costs set forth in such Reserve Evaluation Report and any other relevant information or factors, including without limitation, any additional Indebtedness or other obligations that have been incurred or that the Borrower or its Restricted Subsidiaries intend to incur that the Majority Banks may reasonably deem appropriate.

(iii)           The Borrower may request that the Administrative Agent and the Banks give value to Hydrocarbon Properties located outside of Colombia in determining or redetermining the Borrowing Base (“Foreign Assets”); provided that no such Foreign Assets shall be given value in the Borrowing Base unless approved by the Administrative Agent and the Majority Banks (or, in the case of an increase in the Borrowing Base, each of the Banks); provided further that (A) the Borrower has obtained and continues to maintain political risk insurance acceptable to the Administrative Agent (if required by the Majority Banks) covering such Foreign Assets and naming the Banks as additional insured parties, (B) the Borrower or such Restricted Subsidiary shall (as the case may be) have granted to the Banks a Lien on such Foreign Assets substantially equivalent to a first priority mortgage, and a first priority pledge of the equity interest in the entity holding such Foreign Assets, or if a Lien substantially equivalent to a first mortgage or pledge of equity interest is unavailable by operation of law, such other security as the Administrative Agent (in consultation with the Majority Banks) shall reasonably determine, each such security document to be in form and substance reasonably satisfactory to the Administrative Agent, (C) the Borrower delivers a Reserve Evaluation Report prepared by an Independent Petroleum Engineer with respect to such Foreign Assets, (D) the Administrative Agent shall have received such legal opinions in form and substance satisfactory to the Administrative Agent and covering such items as the Administrative Agent may reasonably request and (E) the Administrative Agent shall have received (or the Borrower or such Restricted Subsidiary (as the case may be) shall file, as appropriate) such other documentation as is customarily delivered in connection with the granting of a Lien on such Foreign Assets.

(c)           Material Change.  The Borrower agrees to notify the Administrative Agent promptly of any material change of which the Borrower or any of the Restricted Subsidiaries is aware which reduces or is reasonably likely to result in a reduction of the Borrowing Base by more than 10%.

(d)           Interim Redeterminations.  If (i) the Borrower terminates any Commodity Hedging Agreements that were previously the basis for an increase in the Borrowing Base, or (ii) so requested by the Majority Banks or the Borrower at any time after any change in commodity prices, applicable laws, contracts, material reserve additions, drilling results or the Hydrocarbon Properties as a result of acquisitions or Dispositions or the pricing parameters that the Banks apply to similar production loans for similarly situated companies, that are reasonably expected to result in a change of the Borrowing Base by more than 5% or the Borrower or any of its Restricted Subsidiaries enters into a Commodity Hedging Agreement and requests the Banks to evaluate the effect of such Commodity Hedging Agreements on the Borrowing Base (provided that the Majority Banks (collectively) pursuant to this clause (ii) and the Borrower may each only make one such request in any 12-month period), or (iii) so requested by the Majority Banks or the Borrower at any time (provided that the Majority Banks (collectively) or the Borrower pursuant to this clause (iii) may only make one such request in any 12-month period), the Administrative Agent shall, as promptly as reasonably practicable after the receipt of such request or in the case of clause (i) above, receives notice of the occurrence of the applicable event, endeavor to redetermine (in consultation with the Majority Banks) the Borrowing Base as then in effect on the basis of the then most recent Reserve Evaluation Report or such new Reserve Evaluation Report, which in the case of material reserve additions or acquisitions shall be prepared by an Independent Petroleum Engineer, delivered with such request (subject, however, to such additional adjustments to the rates, factors, values, estimates, assumptions and computations as set forth therein as the Administrative Agent, with the concurrence of the Majority Banks, may determine to be appropriate in accordance with their current parameters for similar production loans for similarly situated companies) and any other relevant information and factors, including, without limitation, any additional Indebtedness or other obligations that have been or are reasonably anticipated to be incurred by the Borrower and its Restricted Subsidiaries and any Hydrocarbon Properties (and assets relating thereto) acquired by the Borrower and its Restricted Subsidiaries (which are not subject to any Lien other than Liens created under the Security Documents or Permitted Liens) that the Administrative Agent (in consultation with the Majority Banks) may deem appropriate and as otherwise provided in Section 1.03(b) hereof; provided that, except with the prior written consent of the Majority Banks, no Hydrocarbon Properties acquired by any Subsidiary of the Borrower shall be included in the calculation of the Borrowing Base unless such Subsidiary is or becomes an Obligor under this Agreement.  As promptly as reasonably practicable following its redetermination of the Borrowing Base, the Administrative Agent shall notify the Banks of such redetermination and, if such redetermination is approved by the Majority Banks (or each of the Banks in the case of an increase in the Borrowing Base), notify the Borrower in writing of the Borrowing Base as so redetermined (and in any event not later than the Determination Date with respect to such redetermination) and such redetermined Borrowing Base shall become effective immediately upon delivery to the Borrower of such notice of redetermination.  The Borrower agrees that, in addition to any other rights that the Administrative Agent and the Banks may have under the Loan Documents, immediately upon receipt of notice by the Administrative Agent that the events described in clauses (i), (ii) or (iii) above have occurred which result in the occurrence of a Borrowing Base Deficiency, the Administrative Agent has the right to require JPMorgan Chase Bank, N.A., BNP Paribas or such other financial institution with which any Collection Account is maintained to cease honoring instructions from the Borrower in whose name a Collection Account is maintained and retain the funds in such Collection Account or as directed by the Administrative Agent, until (x) the Administrative Agent gives notice to JPMorgan Chase Bank, N.A., BNP Paribas or such other financial institution to honor instructions from the Borrower or (y) the total Loans and Letter of Credit Liabilities outstanding herein are less than the Borrowing Base as redetermined by the Administrative Agent.

(e)           Determinations, Etc.  Notwithstanding any other provision of this Agreement to the contrary, all determinations and redeterminations and adjustments by the Administrative Agent (and any determinations and decisions by each of the Banks or Majority Banks in connection therewith, or in connection with the provisions of Section 2.10 or Section 9.22, including any thereof approving or disapproving a proposed redetermination or redetermination by the Administrative Agent or effecting any adjustment to any element included in a Reserve Evaluation Report or the determination or redetermination of the Borrowing Base) shall be made on a reasonable basis, in good faith and in a manner reasonably consistent with their loan parameters for similar production loans for similarly situated companies and consistent with the basis on which the initial Borrowing Base was determined to be acceptable to the Banks (but after giving effect to changes in facts and circumstances occurring after the date of such initial determination including, but not limited to, reserves and production, operating expenses, Commodity Hedging Agreement and economic assumptions with respect to price of Hydrocarbons and inflation), and any such determination, redetermination or adjustment shall consider any other relevant information or factors, including without limitation, any additional Indebtedness or other obligations that have been incurred or that the Borrower and its Restricted Subsidiaries intend or expect to incur that the Majority Banks may deem appropriate; provided that, unless otherwise accepted by the Majority Banks, no Hydrocarbon Properties acquired by any Subsidiary of the Borrower shall be included in the calculation of the Borrowing Base unless such Subsidiary is an Obligor under this Agreement; provided further that, for the period from (and including) the Closing Date to (but excluding) the Step-Up Date, the Borrowing Base shall not exceed $7,000,000.

1.04  Designation of Subsidiaries as Restricted or Unrestricted Subsidiaries.  By delivery to the Administrative Agent of a new Schedule III and Schedule VII hereto and with the approval of the Majority Banks, such approval not to be unreasonably withheld, the Borrower may designate a Restricted Subsidiary (other than a Subsidiary Guarantor, unless the Majority Banks provide prior written consent to such designation) to be an Unrestricted Subsidiary or an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the Borrower may, without such approval, designate (by notice to the Administrative Agent which shall promptly notify the Banks) a corporation or other entity that is formed or acquired as a direct or indirect Subsidiary of the Borrower after the date of this Agreement (no part of the business or assets of which was owned by the Borrower or a Restricted Subsidiary prior to the date of such formation or acquisition and included in the Borrowing Base or used in connection with the exploration, exploitation, transportation or marketing of Hydrocarbons from properties included in the Borrowing Base) to be an Unrestricted Subsidiary on or prior to the date of such formation or acquisition if, after giving effect thereto, the Borrower would be in compliance with its obligations with respect to such Subsidiary as an Unrestricted Subsidiary under Section 9.17 hereof and no other Default shall have occurred and be continuing.

1.05  Restricted Subsidiaries Not Directly or Indirectly Owned or Controlled by the Borrower.  With respect to any Restricted Subsidiary party to this Agreement from time to time that would, but for the deeming provisions in the proviso to the definition of “Subsidiary”, not be considered a Subsidiary of the Borrower:

(a)           the phrase “the Borrower shall, and shall cause each of its Restricted Subsidiaries to” (or substantially similar phrases) in this Agreement shall be understood to mean “the Borrower and the Restricted Subsidiaries shall”; and

(b)           the phrase “the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to” (or substantially similar phrases) in this Agreement shall be understood to mean “the Borrower and the Restricted Subsidiaries shall not”.

SECTION 2.
COMMITMENTS, LOANS, NOTES AND PREPAYMENTS.

2.01  Loans.

(a)           Each Bank severally agrees, in accordance with the terms and conditions of this Agreement, to make one or more loans (each a “Loan”) to the Borrower during the Commitment Period in an aggregate amount up to but not exceeding the lesser of (x) its Commitment and (y) an amount equal to its Commitment Percentage multiplied by the then effective Borrowing Base; provided that (i) except during a Deficiency Cure Period, in no event shall the aggregate principal amount of all Loans and the aggregate amount of all Letter of Credit Liabilities exceed the lesser of (x) the aggregate amount of the Commitments as in effect from time to time, and (y) the then effective Borrowing Base and (ii) the Borrower may not borrow additional Loans or obtain additional Letters of Credit at any time while a Borrowing Base Deficiency exists, but may, subject to the other terms of this Agreement, continue a Loan while a Borrowing Base Deficiency exists on the last day of the Interest Period of such Loan and in an amount equal to the principal amount of such Loan.

(b)           Subject to the terms and conditions of this Agreement, during the Commitment Period, the Borrower may borrow, repay and reborrow the Loans; provided that no more than five separate Interest Periods may be outstanding at any one time.

2.02  Borrowings.  The Borrower shall give the Administrative Agent (which shall promptly notify the relevant Banks) notice of each borrowing hereunder as provided in Section 4.05 hereof.  Not later than 1:00 p.m. New York time on the date specified for each borrowing hereunder, each relevant Bank shall make available the amount of the Loan or Loans to be made by it on such date to the Administrative Agent, at an account specified by the Administrative Agent maintained by the Administrative Agent, in immediately available funds, for the account of the Borrower.  The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower in writing.  Notwithstanding any provision of this Agreement to the contrary, Loans may only be denominated in US Dollars.

2.03  Letters of Credit.

(a)           Issuance.  Subject to the terms and conditions of this Agreement, the Commitments may be utilized, upon the request of the Borrower, in addition to the Loans provided for by Section 2.01(a) hereof, by the issuance by an Issuing Bank of letters of credit (collectively, “Letters of Credit”) in US Dollars for account of the Borrower; provided that if any Letter of Credit is cash collateralized by the Borrower through a deposit in an account acceptable to the Issuing Bank, or is fully guaranteed by EDC on terms in form and substance acceptable to the Majority Banks, the Commitments shall be deemed not to have been utilized to the extent of the amount of cash collateral so deposited or the amount of the EDC guarantee, as the case may be.  Except during a Deficiency Cure Period, in no event shall (i) the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of the Loans exceed the lesser of (A) the aggregate of the Commitments and (B) the then effective Borrowing Base, (ii) the outstanding aggregate amount of all Letter of Credit Liabilities, at the time of the issuance of any Letter of Credit, exceed $5,000,000 and (iii) the expiration date of any Letter of Credit extend beyond the date which is five Business Days prior to the Maturity Date.  The Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Banks other than the Issuing Bank of their participation interests under this Section 2.03.

(b)           Letters of Credit Generally.  The following additional provisions shall apply to Letters of Credit:

(i)           The Borrower shall give the Administrative Agent at least three Business Days’ irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Maturity Date) each Letter of Credit that the Borrower is requesting to be issued, the beneficiary and the account party or parties therefor and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the obligations proposed to be supported thereby.  Each such notice shall be irrevocable and binding on the Borrower.  Upon receipt of any such notice, the Administrative Agent shall on the same day advise the Issuing Bank and each Bank of the contents thereof.

(ii)           On each day during the period commencing with the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, each Bank’s Commitment shall be deemed to be utilized for all purposes of this Agreement in an amount equal to its Commitment Percentage in US Dollars of the then undrawn face amount of such Letter of Credit, subject to the proviso in Section 2.03(a) hereof.  Each Bank (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Bank’s liability under such Letter of Credit in an amount equal to its Commitment Percentage of such liability, and each such Bank (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit.

(iii)           Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and each Bank (in each case through the Administrative Agent) of the amount to be paid by the Issuing Bank as a result of such demand, the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand and the amount required by each Bank to reimburse the Issuing Bank, specifying such Bank’s Commitment Percentage of the amount of the related demand for payment.  The amount of such payment shall be deemed to be a Loan to the Borrower, with an Interest Period of one month (unless otherwise selected by the Borrower pursuant to Section 4.05).

(iv)           In respect of any Letter of Credit, each Bank having a Letter of Credit Liability with respect to such Letter of Credit (other than the Issuing Bank) shall, upon demand by the Administrative Agent under clause (iii) above, pay to the Administrative Agent for the account of the Issuing Bank at an account specified by the Issuing Bank maintained with the Administrative Agent and in immediately available funds, the amount of its Commitment Percentage of any payment under such Letter of Credit upon notice by the Issuing Bank (through the Administrative Agent) to such Bank requesting such payment and specifying such amount.  Such Bank’s obligation to make such payments to the Administrative Agent for account of the Issuing Bank under this clause (iv), and the Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (x) the failure of any other Bank to make its payment under this clause (iv), the financial condition of the Borrower or any other Obligor (or any other account party), the existence of any Default or (y) the termination of the Commitments.  Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.  If such Bank shall default in its obligation to make any such payment to the Administrative Agent for the account of the Issuing Bank, for so long as such default shall continue the Administrative Agent shall at the request of the Issuing Bank withhold from any payments received by the Administrative Agent under this Agreement or any Note for account of such Bank the amount so in default and the Administrative Agent shall pay the same to the Issuing Bank in satisfaction of such defaulted obligation.

(v)           Except as provided in clauses (A) and (B) below, the Borrower agrees to pay to the Administrative Agent for account of each Bank in respect of each Letter of Credit issued for the Borrower an issuance fee in an amount equal, in the aggregate, to 3.0% per annum multiplied by the undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date and on the Commitment Termination Date and to be calculated, for any day, after giving effect to any payments made under (or cash collateral provided or EDC guarantee granted in respect of) such Letter of Credit on such day); provided that in all cases:

(A)           for each Letter of Credit that is cash collateralized by the Borrower through a deposit in an account acceptable to the Issuing Bank of an amount equal to at least the full undrawn face amount of such Letter of Credit, the per annum letter of credit fee for such cash collateralized Letter of Credit shall be an amount equal to 0.50% multiplied by the undrawn face amount of such Letter of Credit with effect from the date such Letter of Credit was cash collateralized, and

(B)           for each Letter of Credit that is fully guaranteed by EDC on terms in form and substance acceptable to the Majority Banks, the per annum letter of credit fee for such guaranteed Letter of Credit shall be an amount equal to 0.75% multiplied by the undrawn face amount of such Letter of Credit with effect from the date such Letter of Credit was guaranteed by EDC, in each case, for the period such Letter of Credit is to be outstanding.  The Administrative Agent shall pay to each Bank (other than the Issuing Bank), from time to time at reasonable intervals (but in any event at least on each Quarterly Date), but only to the extent actually received from or on behalf of the Borrower, an amount equal to such Bank’s Commitment Percentage of all such fees in respect of each Letter of Credit (including any such fee in respect of any period of any renewal or extension thereof).

(vi)          Promptly following the end of each calendar month, each Issuing Bank shall deliver (through the Administrative Agent) to each Bank and the Borrower notice describing all Letters of Credit issued by the Issuing Bank outstanding at the end of such month.  Upon the request of any Bank from time to time, each Issuing Bank shall deliver any other information in its possession reasonably requested by the Bank with respect to each Letter of Credit then outstanding and issued by the Issuing Bank.

(vii)         The issuance of each Letter of Credit by the Issuing Bank shall, in addition to the conditions precedent set forth in Section 7 hereof, be subject to the conditions precedent that (A) such Letter of Credit shall support such transactions as are consistent with Section 9.14, be in such form and contain such terms as shall be satisfactory to the Issuing Bank, acting reasonably, consistent with its then current practices and procedures with respect to letters of credit of the same type and (B) the Borrower shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type; provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement or any Security Document, the provisions of this Agreement and the Security Documents shall control.

(viii)        In connection with any Letter of Credit, to the extent that any Bank fails to pay any amount required to be paid pursuant to clause (iv) of this Section 2.03(b) on the due date therefor, such Bank shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made, during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Eurodollar Rate (for three-month Eurodollar Loans) in an amount equal to the amount of such required payment (as in effect from time to time) plus the Applicable Margin plus Mandatory Costs, if any, plus 2%.

(ix)           Without the prior written consent of the Issuing Bank, no Letter of Credit shall be issued in face amount of less than $250,000.

As between the Borrower and the Issuing Bank, the Borrower assumes all risks for the acts and omissions of, or misuse of, the Letters of Credit by the respective beneficiaries of such Letter of Credit.  The Borrower hereby indemnifies and holds harmless each Bank, the Issuing Bank and the Administrative Agent from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, the Issuing Bank or the Administrative Agent may incur (or which may be claimed against such Bank, the Issuing Bank or the Administrative Agent by any Person whatsoever) by reason of or in connection with (1) any loss or expense incurred by such Bank or the Issuing Bank as a result of the Borrower’s failure to honor or fulfill, before the date specified for the issuance of any Letter of Credit, the applicable conditions set forth in Section 7 or this Section 2.03 if the Letter of Credit is not issued on that date because of that failure;  and (2) the execution, delivery, issuance or transfer of or payment or refusal to pay by the Issuing Bank under any Letter of Credit; provided that the Borrower shall not be required to indemnify any Bank, the Issuing Bank or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this Section 2.03 is intended to limit the other obligations of any Obligor, any Bank, the Issuing Bank or the Administrative Agent under this Agreement.

2.04  Changes of Commitments.  (a) The aggregate unused amount of the Commitments shall be automatically reduced to zero on the Commitment Termination Date.

(b)           The Borrower shall have the right at any time or from time to time (i) so long as no Loans or Letter of Credit Liabilities are outstanding, to terminate the Commitments, and (ii) to reduce the Commitments in part up to the aggregate unused amount of the Commitments; provided that (x) the Borrower shall give notice of each such termination or reduction as provided in Section 4.05 hereof and (y) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 or in multiples of $500,000 in excess thereof.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the relevant Banks of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent no later than two Business Days prior to the proposed effective date of such termination) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Banks in accordance with their respective Commitments.

2.05  Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Bank in proportion to its respective Commitment Percentage, a commitment fee for each day at a rate per annum equal to the Applicable Commitment Fee Rate times such Bank’s Commitment, less the aggregate principal amount of all Loans and Letter of Credit Liabilities outstanding on such day for the period from and including the Closing Date to but not including the earlier of the date such Bank’s Commitment is terminated and the Commitment Termination Date.  The accrued amount of such commitment fees shall be payable monthly in arrears and on the Commitment Termination Date.

2.06  Lending Offices.  The Loans made by each Bank shall be made and maintained at such Bank’s Applicable Lending Office.

2.07  Several Obligations; Remedies Independent.  With respect to any Loan or Letter of Credit, the failure of any Bank to make any Loan or provide proceeds in respect of a Letter of Credit on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan or provide such proceeds on such date, but neither any Bank nor the Administrative Agent shall be responsible for the failure of any other Bank to make a Loan or provide such proceeds to be made or provided by such other Bank, and no Bank shall have any obligation to the Borrower, the Administrative Agent or any other Bank for the failure by such other Bank to make any Loan or provide such proceeds required to be made or provided by such Bank.  The amounts payable by the Borrower or any Obligor at any time hereunder and under the Notes or pursuant to its Guarantee under Section 6, as the case may be, to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, the Notes and the other Loan Documents subject to Section 4.08 and Section 10 hereof, and it shall not be necessary for any other Bank or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.08  Notes.  (a) Each Loan made by each Bank shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A hereto, dated as of the Closing Date, payable to such Bank in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

(b)           The date, amount, interest rate and duration of Interest Period (if applicable) of each Loan made by each Bank to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of the Note evidencing the Loans held by it, endorsed by such Bank on the schedule attached to such Note or any continuation thereof; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under such Note in respect of the Loans evidenced by such Note.

(c)           No Bank shall be entitled to have its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Bank’s Commitment, Loans and Note pursuant to Section 12.06(b) hereof.

2.09.  Optional Prepayments of Loans.  Subject to Section 4.04 hereof, the Borrower shall have the right to prepay Loans, without premium or penalty, at any time or from time to time; provided that the Borrower shall give the Administrative Agent notice of such prepayment as provided in Section 4.05 hereof (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder).

2.10  Mandatory Prepayments.

(a)           Borrowing Base.  The Administrative Agent shall notify the Borrower (in a “Deficiency Notice”) as soon as reasonably practicable after becoming aware at any time that the Borrowing Base as then in effect is less than the sum of the aggregate principal amount of the Loans and Letter of Credit Liabilities outstanding at such time (the amount of such difference being called herein the “Borrowing Base Deficiency”) and within 15 days after the date of delivery of the Deficiency Notice the Borrower shall notify the Administrative Agent of the Borrower’s intentions with respect to compliance with the procedures set forth in this Section 2.10(a).  As specified in such notice from the Borrower, the Borrower shall within 45 days after the date of the Deficiency Notice (the “Deficiency Cure Period”) prepay, or provide cover in accordance with Section 2.10(e) hereof, the aggregate principal amount of all Loans and Letter of Credit Liabilities outstanding at such time, in an amount sufficient to eliminate such Borrowing Base Deficiency.  During a Deficiency Cure Period, any amount deposited in each Collection Account shall be retained therein, and no withdrawal may be made from any Collection Account without the prior written consent of the Administrative Agent.  Upon its receipt of evidence to its reasonable satisfaction of the elimination of the Borrowing Base Deficiency giving rise to the Deficiency Notice in question, the Administrative Agent shall notify the Borrower accordingly and thereafter, withdrawals may be made from each Collection Account as if such Borrowing Base Deficiency had not occurred.

(b)           Casualty Events.  Upon the date (the “Insurance Date”) 30 days following the receipt by the Borrower or any of its Restricted Subsidiaries of the Net Available Proceeds of insurance, condemnation award or other compensation, in each case in excess of $2,000,000 (or its equivalent in other currencies, calculated as of the date such proceeds are received) in respect of any Casualty Event, affecting (i) any Hydrocarbon Property of the Borrower or any Restricted Subsidiary or (ii) any Foreign Assets of the Borrower or any Restricted Subsidiary, the Borrower shall, or as applicable, shall cause the applicable Restricted Subsidiary to (in each case, only if required by the Administrative Agent to do so) repay the Loans to the extent of such Net Available Proceeds (and/or provide cash collateral for the Letter of Credit Liabilities as specified in clause (e) below), and if such Casualty Event or series of related Casualty Events shall result in the receipt by the Borrower or any of its Restricted Subsidiaries of Net Available Proceeds in excess of $2,000,000 (or its equivalent amount in other currencies, calculated as of the date such proceeds are received) in any Determination Period, the Majority Banks, based on their review of such Casualty Event, may reduce the Borrowing Base, such reduction in any event not to be in an aggregate amount in excess of 100% of the Net Available Proceeds of such Casualty Event, or such lesser amount as may be specified in a written notice from the Majority Banks, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (e) of this Section 2.10.  Nothing in this clause (b) shall be deemed to limit any obligation of the Borrower and any of its Restricted Subsidiaries pursuant to any of the Security Documents to remit to a collateral or similar account maintained by the Administrative Agent the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

(c)           Sale of Assets.  Without limiting the obligation of the Obligors to obtain the consent of the Majority Banks pursuant to Section 9.05 hereof to any Disposition not otherwise permitted hereunder, no later than five Business Days prior to the occurrence of any Disposition permitted under Section 9.05 of this Agreement and expected to result in Net Available Proceeds in excess of $1,000,000 (or its equivalent amount in other currencies, calculated as of the date such proceeds are received), the Borrower, on behalf of the applicable Obligor, shall deliver to the Banks a statement, certified by a senior officer or director of the Borrower, in form and detail satisfactory to the Administrative Agent, acting reasonably, of the estimated amount of the Net Available Proceeds of such Disposition and, if (i) the Net Available Proceeds of such Disposition is in excess of $2,000,000 (or its equivalent amount in other currencies, calculated as of the date such proceeds are received), in respect of (A) assets which have been given value in determining the Borrowing Base or (B) assets which have not been given value in determining the Borrowing Base but which are directly related to exploration, production or transportation of Hydrocarbons or (ii) the Net Available Proceeds of such Disposition together with the aggregate of all other such Dispositions by any Obligor within any six-month period (including as a result of any Casualty Event) of any Hydrocarbon Property or other Property is in excess of $3,000,000 (or its equivalent amount in other currencies, calculated as of the date such proceeds are received), then the Majority Banks, based on their review of the statement referred to in this Section 2.10(c) may reduce the Borrowing Base in an aggregate amount determined in accordance with Section 1.03(e); provided that if the Net Available Proceeds include consideration other than cash or cash equivalents, (i) the Administrative Agent shall reduce the Borrowing Base by an amount, based on its reasonable determination of the Borrowing Base attributable to the assets for which such non-cash or non-cash equivalent consideration was received and (ii) the Administrative Agent and the Banks shall endeavor to redetermine the Borrowing Base (within 60 days of the later of (x) the receipt by the Administrative Agent of a Reserve Evaluation Report or other documentation or information reasonably requested by the Administrative Agent and (y) the date of acquisition of such non-cash consideration) based on the value of the non-cash consideration received.  If a Borrowing Base Deficiency results from such reduction, then the Borrower shall, notwithstanding Section 2.10(a) to the contrary, immediately prepay the Loans (and/or provide cash collateral for the Letter of Credit Liabilities) to cure such deficiency.  The Administrative Agent shall endeavor to advise the Borrower within 15 days following receipt of any such statement of the proposed redetermined Borrowing Base that the Administrative Agent shall recommend to the Banks;  provided that the Administrative Agent shall have no liability for failure to so advise the Borrower.

(d)           Application.  Prepayments and reductions of the Borrowing Base, if applicable, described in the above clauses of this Section 2.10 shall be effected as follows:  the Borrowing Base shall be automatically reduced by an amount equal to the amount specified in such clauses (and to the extent that, after giving effect to such reduction, the aggregate principal amount of the Loans, together with the aggregate amount of all relevant Letter of Credit Liabilities, would exceed the then effective Borrowing Base, the Borrower shall, subject to the provisions relating to a Deficiency Cure Period, first, prepay the Loans and second, provide cash collateral for such Letter of Credit Liabilities with respect to the Borrowing Base, as specified in clause (e) below, in an aggregate amount equal to such excess).

(e)           Cash Collateral for Letter of Credit Liabilities.  In the event that the Borrower shall be required pursuant to this Section 2.10, or pursuant to Section 3.01 hereof, to provide cash collateral for Letter of Credit Liabilities, the Borrower shall effect the same by paying to the Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by the Administrative Agent as collateral security for the Letter of Credit Liabilities until such time as the Letters of Credit shall have been terminated and/or all of the Letter of Credit Liabilities have been paid in full or the Borrowing Base shall be increased to an amount sufficient to support such Letter of Credit Liabilities.  Notwithstanding any other provision of this Agreement to the contrary, the Borrower shall not be required to provide any such cash collateral to the extent that any such Letter of Credit Liabilities are fully guaranteed by EDC on terms in form and substance acceptable to the Majority Banks.

SECTION 3.
PAYMENTS OF PRINCIPAL AND INTEREST

3.01  Repayment of Loans.  The Borrower hereby promises to pay to the Administrative Agent for the account of each Bank the entire outstanding principal amount of such Bank’s Loans and each Loan shall mature, on the Maturity Date.  All Letter of Credit Liabilities then outstanding (net of all cash collateral for any such liabilities held at that time pursuant to Section 2.10(e) hereof) shall be payable to the Administrative Agent for the account of each Bank having a participation therein on the Commitment Termination Date.  In addition, if following any reduction in the Commitments, the aggregate principal amount of the Loans, together with the aggregate amount of all Letter of Credit Liabilities shall exceed the Commitments, the Borrower shall first, prepay Loans and second, provide cash collateral for Letter of Credit Liabilities with respect to the Commitments as specified in Section 2.10(e) above, in an aggregate amount equal to such excess.

3.02  [Intentionally Omitted]

3.03  Interest.  (a) The Borrower hereby promises to pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank and on any Reimbursement Obligation for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full for each Interest Period relating thereto, at a rate per annum equal to the Eurodollar Rate for such Loan for such Interest Period plus the Applicable Margin plus Mandatory Costs, if any.  Notwithstanding the foregoing, the Borrower hereby promises to pay to the Administrative Agent for account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank, on any Reimbursement Obligation held by such Bank and on any other amount payable by the Borrower hereunder or under the Note held by such Bank to or for account of such Bank, which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

(b)           Accrued interest on each Loan shall be payable (i) at the end of each Interest Period and (ii) upon the payment or prepayment thereof (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand.  In connection with each Loan, promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks and to the Borrower, but failure to do so on a timely basis or at all shall not affect the Borrower’s obligation to pay interest for any period at the applicable rate determined by the Administrative Agent.

3.04  Solvency.  Each Obligor is, and, upon the incurrence of any Loan, Letter of Credit Liability or Guarantee by such Obligor on any date on which this representation and warranty is made, shall be, Solvent.

SECTION 4.
PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

4.01  Payments.  (a) Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by the Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by the Obligors under any other Loan Document, shall be made in US Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at its account with Barclays Bank PLC, New York (Account No. 050035878; SWIFT BARCUS33; ABA 026002574; Ref:TFB/Gran Tierra) or such other account as may be specified by the Administrative Agent from time to time, not later than 2:00 p.m. London time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)           Any Bank for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment that is not made by such time (other than any payment not made due to a failure by the Administrative Agent to forward any such payment to such Bank) to any ordinary deposit account of the Borrower with such Bank (with notice to the Borrower and the Administrative Agent); provided that such Bank’s failure to give such notice shall not affect the validity thereof.

(c)           In connection with making each payment in respect of each Loan or Letter of Credit, the Borrower shall, at the time of making each payment under this Agreement or any Note for the account of any Bank, specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans, Reimbursement Obligations or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Banks for application in such manner as it or the Majority Banks, and subject to Section 4.02 hereof, may determine to be appropriate).

(d)           Each payment received by the Administrative Agent under this Agreement or any Note for account of any Bank shall be paid by the Administrative Agent promptly to such Bank, in immediately available funds, for account of such Bank’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(e)           Except as provided in the last sentence of the definition of Interest Period, if the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.02  Pro Rata Treatment.  Except to the extent otherwise provided herein:  (a) each borrowing of Loans from the Banks under Section 2.01 hereof shall be made from the Banks, each payment of commitment fee under Section 2.05 hereof in respect of Commitments shall be made for account of the Banks, and each termination or reduction of the amount of the Commitments under Section 2.04 hereof shall be applied to the respective Commitments of the Banks, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Loans by the Borrower shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Loans; provided that if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the relevant Banks pro rata in accordance with their respective Commitments in effect at the time such Loans were made (whether by reason of a failure of a Bank to make a Loan in the circumstances described in the second paragraph of Section 12.04 hereof or otherwise), then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by such Banks pro rata in accordance with their respective Commitments; and (c) each payment of interest on Loans by the Borrower shall be made for account of the relevant Banks pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Banks.

4.03  Computations.  Interest on Loans and commitment fees and letter of credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which that interest and those fees are payable.

4.04  Minimum Amounts.  Except for mandatory prepayments made pursuant to Section 2.10 hereof, each borrowing (other than by way of a Letter of Credit) and partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $1,000,000 or in multiples of $500,000 in excess thereof.

4.05  Certain Notices.  Notices by the Borrower to the Administrative Agent of terminations or reductions of the Commitments and of borrowings and optional prepayments of Loans and of the duration of Interest Periods for the continuation of each Loan shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 11:00 a.m. London time, on the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment or the first day of such Interest Period specified below:

Notice	Number of Business Days Prior

Termination or reduction of Commitments	3

Borrowing or prepayment of or duration of Interest Period for Loans	3

Request for issuance or Continuation of Letters of Credit	3

Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced.  Each such notice of borrowing or optional prepayment shall specify the Loans to be borrowed or prepaid and the amount (subject to Section 4.04 hereof) and the date of borrowing or optional prepayment (which shall be a Business Day) and, if applicable, the relevant Interest Period.  The Administrative Agent shall promptly notify the Banks of the contents of each such notice.  In the event that the Borrower fails to select the duration of any Interest Period for a Loan, within the time period and otherwise as provided in this Section 4.05, it shall be deemed to have elected to continue such Loan with an Interest Period of one month starting on the last day of the then current Interest Period for such Loan.

4.06  [Intentionally Omitted]

4.07  Non-Receipt of Funds by the Administrative Agent.  Unless the Administrative Agent shall have been notified by a Bank or an Obligor (the “Payor”) prior to 11:00 a.m. (London, England time) on the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by such Bank, or a Bank’s Commitment Percentage of (x) any payment made by the Issuing Bank under a Letter of Credit or (y) a participation in a Letter of Credit drawing to be acquired by such Bank, hereunder or (in the case of an Obligor) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount if such amount relates to a Loan, at a rate per annum equal to the Eurodollar Rate (for one-month Eurodollar Loans) in an amount equal to the amount of such required payment (as in effect from time to time) plus the Applicable Margin plus Mandatory Costs, if any, and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid; provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Administrative Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i)           if the Required Payment shall represent a payment to be made by the Borrower to a Bank, the Borrower and such Bank shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the Bank shall return the Required Payment to the Administrative Agent, without limiting the obligation of the Borrower, if applicable, under Section 3.03 hereof to pay interest to such recipient(s) at the Post-Default Rate in respect of the Required Payment) and

(ii)           if the Required Payment shall represent a payment to be made by a Bank to the Borrower, such Bank and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate (and, in case the Borrower shall return the Required Payment to the Administrative Agent, without limiting any claim the Borrower may have against the Payor in respect of the Required Payment);

provided that the Administrative Agent shall only be entitled to retain interest in respect of a Required Payment pursuant to clause (i) or (ii) above from either the Payor or the recipient.

4.08  Sharing of Payments, etc.  (a) Each of the Obligors agrees that, in addition to (and without limitation of) any right of set-off, banker’s lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it for account of such Obligor at any of its offices, in US Dollars or in any other currency against any principal of or interest on any of such Bank’s Loans, Reimbursement Obligations or any other amount payable to such Bank hereunder, that is not paid when due (regardless of whether such balances are then due to such Obligor), in which case it shall promptly notify such Obligor (through the Borrower) and the Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof.

(b)           If any Bank shall obtain from any Obligor payment of any principal of or interest on any Loan or Letter of Credit Liability owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Bank shall have received a greater percentage of the principal of or interest on the Loans, Letter of Credit Liabilities or such other amounts then due hereunder or thereunder by such Obligor to such Bank than the percentage received by any other Bank, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans, Letter of Credit Liabilities or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans, Letter of Credit Liabilities or such other amounts, respectively, owing to each of the Banks; provided that if at the time of such payment the outstanding principal amount of the Loans shall not be held by the Banks pro rata in accordance with their respective Commitments in effect at the time such Loans were made (whether by reason of a failure of a Bank to make a Loan hereunder in the circumstances described in the second paragraph of Section 12.04 hereof or otherwise), then such purchases of participations and/or direct interests shall be made in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Banks pro rata according to the amounts of such Commitments.  To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           The Obligors agree that any Bank so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or other amounts (as the case may be) owing to such Bank in the amount of such participation.

(d)           Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.  If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.08 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 4.08 to share in the benefits of any recovery on such secured claim.

4.09  Maximum Rate Permitted by Law.  Under no circumstances shall a Bank be entitled to receive nor shall it in fact receive a payment or partial payment of interest, fees or other amounts under this Agreement at a rate that is prohibited by applicable law.  Accordingly, notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances, the interest received or to be received by a Bank on any amount pursuant to this Agreement or any agreement or arrangement collateral hereto entered into in consequence or implementation hereof would, but for this Section 4.09, be a rate that is prohibited by applicable law, then the effective annual rate of interest, as so determined, received or to be received by the Bank on such amount of credit advanced shall be and be deemed to be adjusted to a rate that is one whole percentage point less than the lowest effective annual rate of interest that is so prohibited (the “adjusted rate”); and, if a Bank has received a payment or partial payment which would, but for this Section 4.09, be so prohibited then any amount or amounts so received by such Bank in excess of the adjusted rate shall comprise and be deemed to have comprised the credit to be applied (together with interest thereon at the adjusted rate from the date of receipt of any such amount by such Bank to the date of its application as hereinafter provided) to subsequent payment on accounts of interest, fees or other amounts due to such Bank at the adjusted rate.

SECTION 5.
YIELD PROTECTION, ETC.

5.01  Additional Costs.  (a) The Borrower shall pay directly to each Bank from time to time, as and by way of additional interest on the Indebtedness hereunder (to the extent such characterization as interest is permitted by applicable law), such amounts as such Bank may reasonably determine to be necessary to compensate such Bank for any costs that such Bank determines are attributable to its making or maintaining of any Loans or its obligation to make any Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change after the date of this Agreement or, with respect to any financial institution that becomes a Bank hereunder after the date of this Agreement, after the date on which such financial institution becomes a Bank hereunder (including any Regulatory Change after such applicable date with retroactive effect) that:

(i)           changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such extensions of credit (other than Excluded Taxes); or

(ii)           imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Eurodollar Rate for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Bank (including, without limitation, any of such Loans or any deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof), or any commitment of such Bank (including, without limitation, the Commitments of such Bank hereunder); or

(iii)           imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or its Commitment.

If any Bank requests compensation from the Borrower under this Section 5.01(a), the Borrower may, by notice to such Bank (with a copy to the Administrative Agent) suspend the obligation of such Bank thereafter to make or maintain the Eurodollar Loans until the Regulatory Change giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Bank to receive the compensation so requested; and provided further that (unless the Borrower exercises its right under Section 5.07 to require such Bank to assign and delegate all of its interests, rights and obligations under this Agreement to an assignee that assumes those obligations) the Borrower, at its election, may prepay all then outstanding Loans of such Bank together with accrued interest thereon at the end of the Interest Period applicable thereto, without repaying Loans due to the other Banks and the Commitment Percentages of the remaining Banks shall be adjusted accordingly.  The Administrative Agent and/or any Bank, as the case may be, shall use its reasonable efforts (consistent with its internal legal policy and regulatory restrictions) to mitigate any Additional Costs.

(b)           Without limiting the effect of the provisions of paragraph (a) of this Section 5.01, in the event that, by reason of any Regulatory Change after the date of this Agreement or with respect to any financial institution that becomes a Bank hereunder after the date of this Agreement, after the date on which such financial institution becomes a Bank hereunder (including any Regulatory Change after such applicable date with retroactive effect) any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank that includes deposits by reference to which the Eurodollar Loans are determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank that includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Bank to make Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

(c)           Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly, as and by way of additional interest on the Indebtedness hereunder (to the extent such characterization as interest is permitted by applicable law), to each Bank from time to time on request such amounts as such Bank may determine, acting reasonably, to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for (i) any costs that it determines, acting reasonably, are attributable to the maintenance by such Bank (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority (A) following any Regulatory Change after the date of this Agreement or, with respect to any financial institution that becomes a Bank hereunder after the date of this Agreement, after the date on which such financial institution becomes a Bank hereunder (including any Regulatory Change after such applicable date with retroactive effect) or (B) implementing after the date of this Agreement or, with respect to any financial institution that becomes a Bank hereunder after the date of this Agreement, any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basel Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A), such compensation to include, without limitation, an amount equal to any reduction of the rate of return on the Commitment or Loans of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request; and (ii) any reduction in amounts payable to it hereunder (other than a reduction resulting from a higher rate of Excluded Taxes) or any payment required to be made or return that is foregone on or calculated with reference to any amount received or receivable by such Bank under this Agreement as a result of a Regulatory Change after the date of this Agreement or, with respect to any financial institution that becomes a Bank hereunder after the date of this Agreement, after the date on which such financial institution becomes a Bank hereunder (including any Regulatory Change after such applicable date with retroactive effect).

For purposes of this Section 5.01(c) and Section 5.05 hereof, “Basel Accord” shall mean the proposals for risk-based capital framework described by the Basel Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

(d)           Each Bank shall notify the Borrower of any event occurring after the date of this Agreement entitling such Bank to compensation under paragraph (a) or (c) of this Section 5.01 or Sections 5.05 and 5.06 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge thereof; provided that (i) if any Bank fails to give such notice within 45 days of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.01 or Sections 5.05 and 5.06 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 or Sections 5.05 and 5.06 for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice and (ii) each Bank shall designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation shall avoid the need for, or reduce the amount of, such compensation and shall not, in the sole opinion of such Bank, be disadvantageous to such Bank.  Each Bank shall furnish to the Borrower a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (c) of this Section 5.01 or Section 5.05 or 5.06.  Determinations and allocations by any Bank for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.01, shall be conclusive in the absence of manifest error; provided that each Bank shall, to the extent contractually permitted, treat the Borrower in a manner consistent with other similarly situated borrowers of such Bank.

5.02  Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of the Eurodollar Rate for any Interest Period:

(i)           the Administrative Agent determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Loans as provided herein; or

(ii)           the Majority Banks determine, acting reasonably, which determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “Eurodollar Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Loans for such Interest Period is to be determined are not likely to be adequate to cover the cost to such Banks of making or maintaining Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Bank prompt notice thereof, and each Bank shall determine (and shall certify from time to time in a certificate delivered by such Bank to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to such Bank of funding its Loan for such Interest Period for so long as such condition remains in effect, and such rate basis shall be binding upon the Borrower and shall apply in lieu of the Eurodollar Rate for such Interest Period (such certification to be conclusive and binding on the Borrower in the absence of manifest error); provided that the rate basis certified by each Bank to the Administrative Agent in accordance with this Section shall be determined by such Bank in good faith and acting reasonably.

5.03  Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Loans, then such Bank shall promptly notify the Borrower thereof (with a copy to the Administrative Agent), following which notice, (a) such Bank’s obligation to make Loans shall be suspended until such time as such Bank may again make and maintain Loans, (b) if mandated by applicable law, all then outstanding Loans of such Bank shall be prepaid by the Borrower together with accrued interest thereon on or before such date as may be mandated by applicable law; provided that if it is lawful for such Bank to maintain each such Loan until the end of the Interest Period applicable thereto, then such prepayment shall instead be made at the end of the Interest Period, in each case, without the necessity of repaying Loans of any other Bank (and the Commitment Percentage of the remaining Banks shall be adjusted accordingly).

5.04  Compensation.  The Borrower shall pay to the Administrative Agent for the account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts, as and by way of additional interest on the Indebtedness hereunder (to the extent such characterization as interest is permitted by applicable law), as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense that such Bank determines is attributable to:

(i)           any payment, mandatory or optional prepayment made to such Bank for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10 hereof) on a date other than the last day of an Interest Period for such Loan; or

(ii)           any failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 7 hereof to be satisfied) to borrow or optionally prepay a Eurodollar Loan from such Bank on the date for such borrowing specified in the relevant notice of borrowing or prepayment given pursuant to Section 2.02 or 2.09 hereof, respectively.

A certificate of any Bank submitted to the Borrower as to the amount necessary to so compensate such Bank shall be conclusive evidence, absent manifest error, of the amount due from the Borrower to such Bank.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (A) the amount of interest (excluding any Applicable Margin) that otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from the date of such payment, prepayment or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (B) the amount of interest (excluding any Applicable Margin) that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank).

5.05  Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrower under Section 5.01 hereof (but without duplication), if as a result of (i) any Regulatory Change after the date of this Agreement, or with respect to financial institution that becomes a Bank hereunder after the date of this Agreement, the date on which such financial institution becomes a Bank hereunder (including any Regulatory Change after such applicable date with retroactive effect) or (ii) the implementation after the date of this Agreement, or with respect to financial institution that becomes a Bank hereunder after the date of this Agreement, the date on which such financial institution becomes a Bank hereunder, of any risk-based capital guideline or other requirement heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basel Accord, there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder and the result shall be to increase the cost to the Issuing Bank of issuing (or of any Bank of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by the Issuing Bank or any Bank hereunder in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of the Issuing Bank or such Bank’s or Banks’ reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the Issuing Bank or such Bank or Banks (through the Administrative Agent), the Borrower shall pay immediately to the Administrative Agent for account of the Issuing Bank or such Bank or Banks, from time to time as specified by the Issuing Bank or such Bank or Banks (through the Administrative Agent), as and by way of additional interest on the Indebtedness hereunder (to the extent such characterization as interest is permitted by applicable law), such additional amounts as shall be sufficient to compensate the Issuing Bank or such Bank or Banks (through the Administrative Agent) for such increased costs or reductions in amount.  A statement as to such increased costs or reductions in amount incurred by the Issuing Bank or any such Bank or Banks, submitted by the Issuing Bank or such Bank or Banks to the Borrower, shall be conclusive in the absence of manifest error as to the amount thereof.  Any Bank and/or the Issuing Bank, as the case may be, shall use reasonable efforts (consistent with its internal legal policy and regulatory restrictions) to mitigate any additional costs pursuant to this Section 5.05.

5.06  Taxes; Loans and Reimbursement Obligations.  (a) Any and all payments by or on account of any obligation of any Obligor to the Banks hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Obligor shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments to the Banks, then (i) the sum payable shall be increased, as and by way of additional interest on the Indebtedness hereunder (to the extent such characterization as interest is permitted by applicable law), as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, Bank or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Obligor shall make such deductions or withholdings and (iii) such Obligor shall pay the full amount deducted or withheld (including the full amount of any deduction or withholding from any additional sums payable under this Section 5.06(a)) to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, such Obligor shall pay any Other Taxes and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder to the Administrative Agent, any Bank or the Issuing Bank or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement (but in all events not including any Excluded Taxes) to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Obligor shall indemnify the Administrative Agent, each Bank and each Issuing Bank, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Bank or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Obligor hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than such penalties, interest or expenses arising through the negligence or willful misconduct of the Administrative Agent, such Bank or the Issuing Bank), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Obligor by a Bank or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Bank or an Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Obligor to a Governmental Authority, such Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Obligor (with a copy to the Administrative Agent) such properly completed and executed documentation as reasonably required to comply with applicable law and reasonably requested by such Obligor as shall permit such payments to be made without withholding or at a reduced rate or as shall permit such Obligor to recover amounts on account of such payments.  If any withholding taxes are imposed on or with respect to any payment on or under this Agreement, as a result of which any Obligor is required to make any additional payment to any Foreign Lender under this Section 5.06, and if such Foreign Lender is entitled to a cash refund from the authorities that imposed such withholding taxes which is both identifiable and quantifiable by such Foreign Lender as being attributable to the imposition of such withholding taxes (a “Tax Refund”), and such Tax Refund may be obtained without increased liability to such Foreign Lender, such Foreign Lender shall reimburse such Obligor such amount as such Foreign Lender shall determine acting in good faith to be attributable to the Tax Refund, together with any interest received thereon (attributable to such additional payment) as shall leave such Foreign Lender after the reimbursement in the same position as it would have been if the additional payment had not been required; provided that, if any Tax Refund reimbursed by a Foreign Lender to such Obligor is subsequently disallowed, such Obligor shall repay such Foreign Lender such amount (together with interest and any applicable penalty payable by such Foreign Lender to the relevant taxing authority) promptly after receipt of notice by such Foreign Lender of such disallowance.  Each Obligor agrees to reimburse each such Foreign Lender for such Foreign Lender’s reasonable out-of-pocket expenses, if any, incurred in complying with any request hereunder and agrees that all costs incurred by such Foreign Lender in respect of this Section 5.06(e) may be deducted from the amount of any reimbursement to such Obligor in respect of any Tax Refund pursuant to this Section 5.06(e).

(f)           Notwithstanding any other provision of this Section 5.06 to the contrary, the Obligors shall not be required to indemnify the Administrative Agent, any Bank or the Issuing Bank to the extent of any withholding tax imposed by reason of a failure of the Administrative Agent, such Bank or the Issuing Bank, as the case may be, to comply with any certification, information, documentation or other reporting requirement if compliance is required by applicable law, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of, such withholding taxes (provided that any such certification, information, documentation or other reporting requirement required by administrative practice is generally followed by other similarly situated financial institutions), including, without limitation, any failure to comply with the requirement to provide documentation in accordance with Section 5.06(e).

5.07  Replacement of Banks.  If (i) a Bank requests compensation under Sections 5.01, 5.05 or 5.06, (ii) Section 5.03 becomes applicable to any Bank, (iii) the Borrower is required to pay additional amounts pursuant to Section 5.04 to a particular Bank materially in excess of amounts required to be paid to the other Banks, or (iv) a Bank does not consent to the Borrower’s request for any amendment pursuant to Section 12.04 (but only if the Majority Banks have consented to such amendment), or (v) a Bank is in default under its obligations pursuant to Section 2 hereof, the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions, including required consents, contained in Section 12.06), all of its interests, rights and obligations under this Agreement to an assignee that assumes those obligations (which assignee may be another Bank); provided that (i) such Bank receives payment from the assignee or from the Borrower of an amount equal to the obligations owing to such Bank (to the extent of the outstanding principal, accrued interest and fees included in those obligations), together with any additional amounts due pursuant to Section 5.01, 5.05 or 5.06 (in the case of all other amounts so included) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 5.01, 5.05 or 5.06, such assignment shall result in a reduction in such compensation or payments.  A Bank shall not be required to make any such assignment and delegation if, as a result of a waiver by such Bank of its right under Section 5.01, 5.03, 5.05 or 5.06, as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply or if a Bank determines in its sole discretion, that such transfer would result in additional costs not indemnified by the Borrower and notifies the Borrower of such additional costs together with a reasonably detailed description of such additional costs; provided that if the Borrower subsequently agrees to indemnify such Bank for such costs, such Bank shall be required to make such assignment.

SECTION 6.
GUARANTEE.

6.01  Guarantee.  The Original Guarantors and the Subsidiary Guarantors (collectively, the “Guarantors”) hereby jointly and severally guarantee to the Secured Parties the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Banks to, and the Notes held by each Bank from, and Reimbursement Obligations in respect of Letters of Credit of, and the Designated Hedging Obligations of, the Borrower and all other amounts from time to time owing to the Secured Parties by the Borrower under this Agreement, under the Notes, under each Designated Hedging Agreement and by any Obligor under any of the other Loan Documents to which such Obligor is a party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors shall promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same shall be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

6.02  Obligations Unconditional.  The obligations of the Guarantors under Section 6.01 hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, the Notes, the Designated Hedging Agreements or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 6.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i)           at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)          any of the acts mentioned in any of the provisions of this Agreement, the Notes, the Designated Hedging Agreements or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)         the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the Notes, the Designated Hedging Agreements or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)         any Lien granted to, or in favor of, the Administrative Agent or any Bank as security for any of the Guaranteed Obligations shall fail to be perfected.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  Each Guarantor agrees that its obligations pursuant to this Section 6 shall not be affected by any assignment or participation entered into by any Bank pursuant to Section 12.06 hereof.

6.03  Reinstatement.  The obligations of the Guarantors under this Section 6 shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any Guarantor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantors jointly and severally agree that they shall indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by them in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

6.04  Subrogation.  Until all Loans have been paid in full, all Letter of Credit Liabilities have been cash collateralized or paid or discharged in full, all Commitments have been terminated and all Designated Hedging Agreements have been terminated, each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law or otherwise by reason of any payment by it pursuant to the provisions of this Section 6.

6.05  Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Banks, the obligations of the Borrower under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Section 10 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 10) for purposes of Section 6.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of said Section 6.01.

6.06  Continuing Guarantee.  The guarantee in this Section 6 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

6.07  Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Section 6 constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

6.08  Rights of Contribution.  The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the Properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 6.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 6 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 6.08, (i) “Excess Funding Guarantor” shall mean, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” shall mean, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all Properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all Properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined as of the date enforcement of the Guaranteed Obligations is sought.

6.09  General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other applicable law in the jurisdiction of organization of any Guarantor affecting the rights of creditors generally, if the obligations of any Guarantor under Section 6.01 hereof would otherwise, taking into account the provisions of Section 6.08 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said Section 6.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.
CONDITIONS PRECEDENT.

7.01  Original Closing Date.  The conditions precedent to the agreement of each Bank and the Issuing Bank to make Loans or to participate in Letters of Credit were satisfied on the Original Closing Date.

7.02  Closing Date.  The obligations of the Banks and the Issuing Bank under this Agreement in respect of the initial extension of credit pursuant to any Loan or Letter of Credit are subject to the receipt by the Administrative Agent of the following documents and evidence, each of which shall be satisfactory in both form and substance to the Administrative Agent:

(a)           Resolutions, etc..  (i) Resolutions for each Obligor party to this Agreement, the Step-Up Agreement, the Solana Security Documents and each other Loan Document to be executed on the Closing Date, authorizing its execution, delivery and performance of such Loan Document, (ii) the constitutional documents of the Borrower and each other Obligor that was not an Obligor as of the Original Closing Date, and (iii) a certificate duly executed and delivered by an authorized officer of each Obligor, dated as of the Closing Date and certifying the incumbency and signatures of its officers authorized to execute such Loan Document on its behalf, and the full force and validity of the aforesaid corporate resolutions and constitutional documents of such Obligor.

(b)           Opinions of Counsel.  An opinion, each to be dated on or about the date of this Agreement and in form and substance satisfactory to the Administrative Agent and the Banks, of (i) Gómez-Pinzón Abogados, Colombian counsel to the Administrative Agent and the Banks, (ii) Conyers Dill and Pearman, Cayman counsel to the Administrative Agent and the Banks, (iii) Blake, Cassels & Graydon LLP, Alberta, Canada counsel to the Obligors, (iv) Jones Day, special New York counsel to the Administrative Agent and the Banks and (v) Snell & Wilmer L.L.P., Utah counsel to the Obligors.

(c)           Notes.  The Notes, duly executed and delivered, in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Security Documents.  The Solana Security Documents, duly executed and delivered by the parties thereto, in form and substance satisfactory to the Administrative Agent and its counsel, together with share certificates, direction letters, acknowledgement notices, and any other documents in connection with the liens created thereby as the Administrative Agent may reasonably require.

(e)           Step-Up Agreement.   The Step-Up Agreement, duly executed and delivered by the parties thereto, in form and substance satisfactory to the Administrative Agent and its counsel.

(f)            Offtake Agreement.  A duly executed copy of each Offtake Agreement listed on Schedule VI hereto.

(g)           Governmental Approvals.  Evidence satisfactory to the Administrative Agent, acting reasonably, that all governmental and third-party consents and approvals necessary in connection with the financing hereunder and the Loan Documents and the other transactions contemplated hereby and thereby have been obtained (without the imposition of any conditions not already satisfied) and are in full force and effect; all applicable waiting periods have expired without any action being taken by any competent authority; and no law or regulation is applicable (in the reasonable judgment of the Administrative Agent) that restrains, prevents or imposes materially adverse conditions upon the financing hereunder or thereunder, or any security therefor or any of the other transactions contemplated hereby or thereby.

(h)           Insurance Certificates.  Certificates of insurance evidencing the existence of all insurance required to be maintained by the Obligors pursuant to Section 9.04 hereof and the designation of the Administrative Agent, if required by Administrative Agent, as agent, as the loss payee thereunder or as an additional insured, as the case may be, in respect of all insurance covering Hydrocarbon Properties.  In addition, the Borrower shall have delivered a certificate of a senior officer or director of the Borrower setting forth the insurance obtained by it in accordance with the requirements set forth in Section 9.04 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

(i)            Process Agent.  Evidence satisfactory to the Administrative Agent and the Banks that C T Corporation System shall have accepted agency for service of process pursuant to Section 12.15 hereof.

(j)            Schedules and Exhibits.  Each Schedule and Exhibit to this Agreement, which shall be in form and substance satisfactory to each Bank and the Borrower, all acting reasonably.

(k)           Event of Default.  No Event of Default has occurred and is continuing or is reasonably expected to occur immediately following the making of any Loans or the issuance of any Letter of Credit.

(l)            Know your Customer Documentation.  The Administrative Agent and the Banks shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act (Title III of Pub. L. 107-56),  the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Money Laundering Regulations 2003 with respect to the Borrower.

(m)          Financial Statements.  The balance sheet and income statement for the Partnership, Solana Resources and Solana Petroleum for the relevant period ending December 31, 2008, prepared in good faith and presenting fairly the estimated financial position of such entities for such period.

(n)           Other Documents.  Such other documents as the Administrative Agent, any Bank, the Issuing Bank or special New York counsel to Standard Bank Plc may reasonably request.

(o)           Payment of Outstanding Indebtedness; Release of Liens.  The Administrative Agent shall be satisfied that all letters of credit issued pursuant to the Solana Credit Agreement will be duly cash collateralized, all Indebtedness of Solana Resources and its affiliates incurred pursuant to the Solana Credit Agreement will be paid in full and all Liens securing such Indebtedness will be released on or prior to the Closing Date.

(p)           Fees.  The payment by the Borrower of such fees as the Borrower shall have agreed to pay or deliver to any Bank or the Administrative Agent in connection herewith, including, without limitation, the structuring fee set forth in the letter agreement made between Gran Tierra Energy Inc. and Standard Bank Plc dated as of March 25, 2009 and the reasonable fees and expenses of Colombian, Cayman and special New York counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other Loan Documents and the extensions of credit hereunder.

7.03  Effectiveness and Subsequent Extensions of Credit.

The obligation of the Banks to make any Loans and the obligation of an Issuing Bank to issue any Letter of Credit on or after the Closing Date is subject to the further conditions precedent that, both immediately prior to the making of such Loans or the issuance of such Letter of Credit and also immediately after giving effect thereto and to the intended use thereof:  (i) no Default shall have occurred and be continuing; (ii) the representations and warranties made by each Obligor in Section 8 hereof and in each of the other Loan Documents to which it is a party, shall be true and complete in all material respects on and as of the date of the making of such Loans or the issuance of such Letter of Credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (iii) no event or events shall have occurred which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect; and (iv) in the case of any Loan or Letter of Credit, the aggregate principal amount of Loans and Letter of Credit Liabilities shall not exceed the Borrowing Base as determined pursuant to Sections 1.03 and 2.10 hereof.  Each Notice of Borrowing or request for the issuance of a Letter of Credit by the Borrower hereunder shall constitute a certification by each Obligor to the effect set forth in the preceding sentences (both as of the date of such notice or request and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

SECTION 8.
REPRESENTATIONS AND WARRANTIES.

Each Obligor represents and warrants to the Banks, the Issuing Bank and the Administrative Agent that:

8.01  Corporate Existence.  Each Obligor:  (a) is a corporation, partnership or other entity duly incorporated or formed, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its organization or formation; (b) has all requisite corporate, partnership or other applicable entity power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing (where applicable) in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect.  Each of the Colombian Branches has been duly formed and validly existing as a branch of an oil service related company in good standing (where applicable) under the laws of Colombia.

8.02  Financial Condition.  The Borrower has heretofore furnished to the Administrative Agent with sufficient copies for each of the Banks the audited consolidated financial statements of the Parent as at December 31, 2008 and the unaudited consolidated financial statements of the Parent for the three months ended March 31, 2009.  All such financial statements fairly present the consolidated financial condition of the Parent as at said date in accordance with GAAP.  Neither the Borrower nor any of its Subsidiaries has on the date of this Agreement any material contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in its financial statements most recently delivered (including the notes thereto or as otherwise disclosed to the Administrative Agent in writing prior to the date hereof).  Except as disclosed in writing to the Administrative Agent on or prior to the date of this Agreement (or on or prior to the date of any subsequent affirmation or repetition of this representation and warranty, as applicable), since March 31, 2009 there has been no material adverse change in the consolidated financial condition, operations or business taken as a whole of the Borrower from that set forth in said financial statements as at said date.

8.03  Litigation.  Except as disclosed to the Administrative Agent in writing prior to the date of this Agreement (or, prior to the date of any subsequent affirmation or repetition of this representation and warranty, as applicable), there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, now pending or (to the knowledge of any Obligor) threatened against any Obligor which, if adversely determined could reasonably be expected to have a Material Adverse Effect.

8.04  No Breach.  None of the execution and delivery of this Agreement and the Notes and the other Loan Documents to which such Obligor is a party, the consummation of the transactions herein and therein contemplated or compliance with the terms and provisions hereof and thereof shall conflict with or result in a breach of, or require any consent under, the charter or by-laws or other constitutive document of such Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which the Borrower or any of its Restricted Subsidiaries is a party or by which any of them or any of their Property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for Liens created pursuant to the Security Documents and the other Loan Documents) result in the creation or imposition of any Lien upon any Property of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any such agreement or instrument, except for any such conflict with or breach of applicable law, regulation, order, injunction or decree of any Governmental Authority, or default under such agreement or instrument, that would not have a Material Adverse Effect.

8.05  Action.  Each Obligor has all necessary corporate, partnership or other applicable entity power, capacity, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is or is intended to be a party; the execution, delivery and performance by each Obligor of each of the Loan Documents to which it is or is intended to be a party have been duly authorized by all necessary corporate, partnership or other applicable entity action on its part (including, without limitation, any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by each Obligor and constitutes, and each of the Notes and the other Loan Documents to which it is a party when executed and delivered by such Obligor (in the case of the Notes, for value) shall constitute, its legal, valid and binding obligation, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

8.06  Approvals.  No authorizations, approvals or consents of, and except for filings and recordings in respect of the Liens created pursuant to the Security Documents and except for customary 8-K filings, no filings or registrations with, any Governmental Authority, or any securities exchange, are necessary for the execution, delivery or performance by any Obligor of the Loan Documents to which it is a party or for the legality, validity or enforceability hereof or thereof.

8.07  Use of Credit.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulations U and X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit hereunder shall be used to buy or carry any such margin stock.

8.08  Taxes.  As and when required by applicable law, the Borrower and its Subsidiaries have filed either directly or indirectly through the Borrower all income tax returns under applicable law required to be filed and all other material tax returns that are required to be filed by them in any local or foreign jurisdiction and have paid either directly or indirectly through the Borrower all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the applicable Subsidiaries, as the case may be), except to the extent failure to comply therewith by an Unrestricted Subsidiary would not have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the opinion of such Obligor, adequate.  No Obligor has given or been requested to give a waiver of the statute of limitations relating to the payment of federal, provincial, local and foreign Taxes or other impositions.

8.09  Compliance with Laws and Agreements.  Except as disclosed in writing to the Administrative Agent on or prior to the date of this Agreement (or on or prior to the date of any subsequent affirmation or repetition of this representation and warranty, as applicable), each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

8.10  Environmental Matters.  (a) Each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect.  Each of such permits, licenses and authorizations is in full force and effect and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not have a Material Adverse Effect.

(b)          No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by the Borrower or any of its Subsidiaries and which in any case could reasonably be expected to have a Material Adverse Effect.

(c)          Except as set forth on Schedule V (or, after the date of this Agreement, as disclosed to the Administrative Agent in writing):

(i)           neither the Borrower nor any of its Restricted Subsidiaries owns or operates a treatment, storage or disposal facility requiring a permit under any foreign or local statute that has not already been obtained where the failure to obtain such permit could reasonably be expected to have a Material Adverse Effect;

(ii)          to the knowledge of the Borrower and its Subsidiaries after due inquiry in accordance with standard hydrocarbon industry practice, no polychlorinated biphenyls (PCB’s) are or have been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(iii)         to the knowledge of the Borrower and its Subsidiaries after due inquiry in accordance with standard hydrocarbon industry practice, no asbestos or asbestos-containing materials is or has been present at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(iv)         to the knowledge of the Borrower and its Subsidiaries after due inquiry in accordance with standard hydrocarbon industry practice, there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect (provided that all such tanks or impoundments which could not reasonably be expected to have a Material Adverse Effect have been set forth on Schedule V or, if acquired after the date of this Agreement, have been disclosed to the Administrative Agent in writing);

(v)          to the knowledge of the Borrower and its Subsidiaries after due inquiry in accordance with standard hydrocarbon industry practice, no Hazardous Materials have been Released at, on or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order which could reasonably be expected to have a Material Adverse Effect (provided that all such Releases which could not reasonably be expected to have a Material Adverse Effect have been set forth on Schedule V or, if such Release occurs after the date of this Agreement, have been disclosed to the Administrative Agent in writing); and

(vi)         to the knowledge of the Borrower and its Subsidiaries after due inquiry in accordance with standard hydrocarbon industry practice, no Hazardous Materials have been otherwise Released at, on or under any site or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that would have a Material Adverse Effect.

(d)          No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Restricted Subsidiaries and no site or facility now or, to the knowledge of the Borrower, previously owned or operated by the Borrower or any of its Restricted Subsidiaries is listed or proposed by any Governmental Authority as a site requiring investigation or clean-up and which in any case could reasonably be expected to have a Material Adverse Effect.

(e)           As of the date of this Agreement, no Liens have arisen and remain outstanding under or pursuant to any Environmental Laws on any site or facility owned or operated by the Borrower or any of its Restricted Subsidiaries, and no government action has been taken or is in process that could subject any such site or facility to Liens under or pursuant to any Environmental Laws and neither the Borrower nor any of its Restricted Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.  Upon each subsequent affirmation or repetition of this representation and warranty, no Liens have arisen and remain outstanding under or pursuant to any Environmental Laws on any site or facility owned or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, and no government action has been taken or is in process that could subject any such site or facility to Liens under or pursuant to any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect and neither the Borrower nor any of its Restricted Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

(f)           There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Restricted Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Borrower or any of its Restricted Subsidiaries which have not been made available to the Banks that indicate any fact or condition that would reasonably be expected to have a Material Adverse Effect.

8.11  Subsidiaries, etc.  (a) With respect to representations under this Section 8.11(a) made or deemed made after the date of this Agreement, set forth in the most recently updated Schedule III delivered by the Borrower to the Administrative Agent from time to time is a true and complete list of all of the Subsidiaries of the Borrower, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) indicating whether each such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.  Except as disclosed in Schedule III hereto, (x) each holder of ownership interests in such Subsidiary owns, free and clear of Liens (other than Liens created pursuant to the Security Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule III hereto, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person which are not disclosed in Schedule III hereto.

(b)           None of the Restricted Subsidiaries of the Borrower is, on the date of this Agreement, subject to any indenture, agreement, instrument or other arrangement of the type described in the last sentence of Section 9.15 hereof.

8.12  True and Complete Disclosure.  The information (other than projections), reports, financial statements, exhibits, disclosure letters and schedules furnished in writing to the Administrative Agent, an Issuing Bank or any Bank in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto and prepared by or on behalf of the Obligors (or, when prepared by any other Person, to the knowledge of the Borrower) when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information (other than projections) furnished after the date of this Agreement by the Obligors to the Administrative Agent, the Issuing Bank or the Banks in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby when prepared by or on behalf of the Obligors shall be, (or, when prepared by any other person to the knowledge of the Borrower shall be) true, complete and accurate in every material respect on the date as of which such information is stated or certified; and all projections delivered to the Administrative Agent and the Banks were based on assumptions believed in good faith to be reasonable at the time such projections were made (it being understood that no assurance can be given that any such assumption will be realized).  As of the date hereof, there is no fact known to any Obligor that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Banks for use in connection with the transactions contemplated hereby or thereby.

8.13  Title to Properties.  The Borrower and each of its Restricted Subsidiaries has good and indefeasible title to the Properties shown to be owned by it on its most recent financial statements, free and clear of all Liens (other than Permitted Liens), except for minor title defects that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that other than in respect to of Permitted Liens, no such title defects exists with respect to the Hydrocarbon Properties.

8.14  Capitalization.  Schedule IV sets forth as of the date of this Agreement (or, with respect to representations under this Section 8.14 made or deemed made after the date of this Agreement, set forth in the most recently updated Schedule IV delivered by the Borrower to the Administrative Agent sets forth as of such date) the authorized capital stock of each Restricted Subsidiary and the amount of such capital stock issued and outstanding (including currently outstanding warrants and stock options).

8.15  Insurance.  The Borrower and its Subsidiaries maintain insurance with financially sound and reputable third party insurers of a character usually maintained by Persons engaged in the same or similar businesses, against loss, damage and liability of the kinds and in the amounts customarily maintained by such Persons.  All such insurance is in full force and effect and all premiums due and payable on such insurance has been paid.

8.16  ERISA.  Neither the Borrower nor any other Obligor or Restricted Subsidiary maintains any employee pension benefit plan which is subject to the provisions of Title IV of ERISA.

SECTION 9.
COVENANTS OF THE OBLIGORS.

Each Obligor covenants and agrees with the Banks, the Issuing Bank and the Administrative Agent that, so long as any Commitment, Loan or Letter of Credit Liability is outstanding and until payment in full of all amounts payable by the Borrower hereunder:

9.01  Financial Statements, Etc.  The Borrower shall (for itself and on behalf of each of the other Obligors) deliver to the Administrative Agent (with sufficient copies for each Bank):

(a)           as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of the Borrower (other than the last quarterly fiscal period of each fiscal year of the Borrower), consolidated and consolidating statements of income, retained earnings and cash flow of the Borrower for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets of the Borrower as at the end of such period, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by (i) a certificate of a senior officer or director of the Borrower, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Borrower, and said consolidating financial statements reconcile to the consolidated financial statements of the Borrower, and that such consolidated financial statements have been prepared in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments), and (ii) a certificate of a senior officer or director of the Borrower setting forth the valuation of Indebtedness included in clause (c) of the definition of Indebtedness, if any; provided that so long as the Borrower’s annual financial statements are not audited and the Parent’s annual financial statements are audited, all references to “Borrower” in this Section 9.01(a) shall be deemed to refer to the Parent instead of the Borrower;

(b)           as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, consolidated and consolidating statements of income, retained earnings and cash flow of the Borrower for such fiscal year and the related consolidated and consolidating balance sheets of the Borrower as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied (i) in the case of said consolidated statements and balance sheet of the Borrower, by an opinion thereon of independent certified public accountants of recognized international standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial position and results of operations of the Borrower as at the end of, and for, such fiscal year in accordance with GAAP and (ii) in the case of said consolidating statements and balance sheet, by a certificate of a senior officer or director of the Borrower, which certificate shall state that said consolidating financial statements reconcile to the consolidated financial statements of the Borrower, and that such consolidating financial statements have been prepared in accordance with GAAP, as at the end of, and for, such fiscal year; provided that so long as the Borrower’s annual financial statements are not audited and the Parent’s annual financial statements are audited, all references to “Borrower” in this Section 9.01(b) shall be deemed to refer to the Parent instead of the Borrower;

(c)           promptly upon their filing, copies of all registration statements, regular periodic reports and any other statements or reports (including material change reports), if any, which the Borrower shall have filed with any securities exchange or securities regulatory authority;

(d)           promptly upon the mailing thereof to the public shareholders of the Borrower, copies of all financial statements, reports and proxy statements so mailed (other than any such statements or reports delivered pursuant to clause (c) above);

(e)           on or before each Report Delivery Date, the applicable Reserve Evaluation Report;

(f)           promptly after the Borrower or any of its Restricted Subsidiaries knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower or any of its Restricted Subsidiaries has taken or proposes to take with respect thereto;

(g)           within 30 days after the end of each fiscal quarter, a report prepared by or on behalf of the Borrower detailing production of Hydrocarbons by the Borrower and its Restricted Subsidiaries during such fiscal quarter, including gross production, and net production after royalties of the Borrower and its Restricted Subsidiaries and such other related information as the Administrative Agent may reasonably request;

(h)           within 30 days after the end of each fiscal year of the Borrower, a report prepared by or on behalf of the Borrower detailing (i) the projected production of Hydrocarbons by the Borrower and its Restricted Subsidiaries in each of the next four fiscal quarters and the assumptions used in calculating such projections, and (ii) the projected Capital Expenditures to be incurred by the Borrower and its Restricted Subsidiaries in each of the next four fiscal quarters, with a breakdown of those Capital Expenditures to be used for the development of proved undeveloped reserves in Colombian Hydrocarbon Properties, and the assumptions used in calculating such projections;

(i)           within 30 days after the end of each fiscal year of the Borrower, copies of all insurance policies maintained by the Borrower and its Restricted Subsidiaries, and within ten (10) Business Days of the renewal of any such insurance policy, a copy of the renewal schedule in respect of such insurance policy;

(j)           no later than 30 days before the end of each fiscal year of the Borrower, an annual operating budget for the Borrower and its Restricted Subsidiaries for the forthcoming fiscal year; and

(k)           from time to time such other information regarding the financial condition, operations, business, or Properties of the Borrower or any of its Subsidiaries as any Bank or the Administrative Agent may reasonably request.

The Borrower shall furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior officer or director of the Borrower (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken or proposes to take with respect thereto), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 9.08(g), 9.10 and 9.16 hereof as of the end of the respective quarterly fiscal period or fiscal year, which computations in respect of Sections 9.10 and 9.16 shall be in accordance with GAAP.  The Borrower shall be entitled to use electronic mail to furnish to the Administrative Agent the financial statements, reports, certificates and other documents to be delivered pursuant to this Section 9.01; provided that, if requested by the Administrative Agent at any time, the Borrower shall promptly deliver to the Administrative Agent a paper copy of such financial statement, report, certificate or other document.

9.02  Litigation.  The Borrower shall promptly give to the Administrative Agent notice of all legal or arbitral proceedings, and of all proceedings by or before any Governmental Agency, and any material development in respect of such legal or other proceedings, affecting the Borrower or any of its Subsidiaries, except proceedings which, if adversely determined, would not have a Material Adverse Effect.  Without limiting the generality of the foregoing, the Borrower shall give to the Administrative Agent  notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower or any of its Restricted Subsidiaries and notice of any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation which, if adversely determined, would not have a Material Adverse Effect.

9.03  Existence, Etc.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to:

(a)           preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises (provided that nothing in this Section 9.03 shall prohibit any transaction expressly permitted under Section 9.05 hereof);

(b)           comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including Environmental Laws and, if applicable to the Borrower or any of its Restricted Subsidiaries at any time hereafter, the Employee Retirement Income Security Act of 1974 (“ERISA”)) if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect;

(c)           pay and discharge all Taxes imposed on it or on its income or profits or on any of its Properties prior to the date on which penalties attach thereto, except those that are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established by the applicable Obligor;

(d)           pay and discharge all trade debt and royalties when due and payable, except those that are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established by the applicable Obligor;

(e)           maintain or cause the maintenance all of its Properties used or useful in its business in good working order and condition and in compliance with applicable laws and insurance requirements (ordinary wear and tear excepted) and maintain and operate (or to the extent that the Borrower or one of its Restricted Subsidiaries is not the operator of any Hydrocarbon Properties, use its reasonable commercial efforts to cause the operator thereof to do so) its Hydrocarbon Properties in accordance with prudent industry standards (provided that nothing in this Section 9.03 shall prohibit any transaction permitted by Sections 9.05, 9.06, 9.08 and 9.09);

(f)           keep adequate records and books of account, in which complete entries shall be made in accordance with GAAP; and

(g)           promptly obtain from time to time at its own expense and at all times maintain in full force and effect without any material modification or amendment, all such governmental licenses, authorizations, registrations, consents, permits and approvals as may be required for the Borrower or its Restricted Subsidiaries to (a) comply with its obligations, and preserve its rights under, each of the Loan Documents and (b) maintain the existence, priority and perfection of the Liens purported to be created under the Security Documents.

9.04  Insurance.  The Borrower shall, and shall cause each of its Restricted Subsidiaries (including without limitation the Subsidiary Guarantors) to, keep insured by financially sound and reputable insurers all Property of a character customarily insured by Persons engaged in the same or similar businesses similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is customarily carried by such Persons or as is required by applicable law.

9.05  Prohibition of Fundamental Changes; Disposition of Assets.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Borrower shall ensure that the GP remains the general partner of the Partnership, and the Borrower shall continue to own, directly or indirectly, all of the limited liability company series interests described as “series 1”, “series 2”, and “series 3” in the limited liability company agreement of GTE Colombia Holdings, LLC, a Delaware limited liability company, and such series interests taken together with the limited liability company series interests described as “series 4”, “series 5”, “series 6”, “series 7”, “series 8” and “series 9” in the limited liability company agreement of GTE Colombia Holdings, LLC, a Delaware limited liability company, shall continue to collectively own, directly or indirectly, all of the Voting Stock of each of the GP and the Partnership.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, acquire any business or Property (other than Hydrocarbon Properties and related assets) from, or Capital Stock (other than the Capital Stock of Persons engaged in the acquisition and exploitation of, or the exploration for or development or production of, Hydrocarbon reserves and activities reasonably related thereto) of, or be a party to any acquisition of, any Person except for purchases of inventory and other Property to be sold or used in the ordinary course of business and Investments permitted under Section 9.08 hereof.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property (if any such conveyance, sale, lease, transfer or disposal would result in a Borrowing Base Deficiency, including by way of disposition of the Capital Stock of a Restricted Subsidiary), whether now owned or hereafter acquired including, without limitation, receivables and leasehold interests, but excluding, and without duplication, (i) obsolete or worn-out Property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by the Borrower and its Restricted Subsidiaries shall not have an aggregate fair market value in excess of $3,000,000 (or its equivalent in other currencies), (ii) any Hydrocarbons produced or sold in the ordinary course of business and on ordinary business terms excluding any sale or lease of interests in Hydrocarbons in the ground, (iii) on and after the date of this Agreement, any other Properties of the Borrower and its Restricted Subsidiaries (other than Unrestricted Properties), including any such disposition by way of disposition of the Capital Stock of any Restricted Subsidiary; provided that the aggregate fair market value of such other Properties (including such Capital Stock) conveyed, sold, leased, transferred or otherwise disposed of on or after the date of this Agreement shall not exceed $2,000,000 (or its equivalent in other currencies) during any Determination Period; and provided further that such conveyance, sale, lease, transfer or other disposition shall not include any accounts receivable or inventory of the Borrower or any of its Restricted Subsidiaries other than such accounts, receivable or inventory, (x) incidental to the sale of Hydrocarbon Properties and (y) created or produced from such Hydrocarbon Properties on or after the effective date of any such conveyance, sale, lease, transfer or other disposition of such Hydrocarbon Properties, (iv) the expiration of leases covering Hydrocarbon Properties, (v) Unrestricted Properties, (vi) sales or dispositions of Hydrocarbon Properties (and related tangibles) resulting from any pooling or unitization entered into in the ordinary course of business when, in the reasonable judgment of the Borrower, it is necessary to do so in order to facilitate the orderly exploration, development or operation of such Hydrocarbon Properties, (vii) Dispositions of any business or Property from one Obligor to another, (viii) Dispositions permitted by Section 9.06, and (ix) the sale of the Capital Stock of Unrestricted Subsidiaries.  Notwithstanding the foregoing provisions of this Section 9.05:

(a)           any Restricted Subsidiary of the Borrower may be amalgamated, merged or consolidated with or into:  (i) the Borrower if the Borrower shall be the continuing or surviving corporation or (ii) any other such Restricted Subsidiary; provided that (A) that if any such transaction shall be between a Subsidiary Guarantor and a Restricted Subsidiary not a Subsidiary Guarantor, and such Subsidiary Guarantor is not the resulting, continuing or surviving entity, then the resulting, continuing or surviving entity shall have assumed all of the obligations of such Subsidiary Guarantor hereunder and (B) the resulting, continuing or surviving Restricted Subsidiary shall either be organized in (1) the same jurisdiction as the Restricted Subsidiary that is not the surviving Subsidiary, (2) the same jurisdiction as the surviving Subsidiary if the assets of the non-surviving Subsidiary have a de minimis value or derive substantially all of their value from the jurisdiction in which the surviving Subsidiary is organized, (3) any state of the United States of America or province of Canada, or (4) such other jurisdiction as approved by the Majority Banks, acting reasonably;

(b)           any Restricted Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its Property (upon voluntary liquidation or otherwise) to the Borrower or a Wholly Owned Subsidiary of the Borrower which is a Restricted Subsidiary; provided that (i) if any such sale is by a Subsidiary Guarantor to a Restricted Subsidiary of the Borrower not a Subsidiary Guarantor, then such Restricted Subsidiary shall have assumed all of the obligations of such Subsidiary Guarantor hereunder and (ii) such Wholly Owned Subsidiary that is buying, leasing or otherwise acquiring such Property is incorporated in (A) the same jurisdiction as the selling, leasing, transferring or disposing Restricted Subsidiary, (B) the same jurisdiction as the Wholly Owned Subsidiary if the assets of the disposing Restricted Subsidiary have a de minimis value or derive substantially all of their value from the jurisdiction in which the Wholly Owned Subsidiary is organized, (C) any state of the United States of America or province of Canada, or (D) such other jurisdiction as approved by the Majority Banks, acting reasonably; and

(c)           the Borrower or any Restricted Subsidiary of the Borrower may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of the Borrower, the Borrower is the surviving corporation and, in any other case, the surviving corporation is a Wholly Owned Subsidiary of the Borrower which is a Restricted Subsidiary and (ii) after giving effect thereto no Default would exist hereunder.

9.06  Limitation on Liens.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of their Property, whether now owned or hereafter acquired, except:

(a)           Liens created pursuant to the Security Documents;

(b)           Liens in existence on the date of this Agreement and listed on Schedule II hereto;

(c)           Liens imposed by any Governmental Authority for taxes, assessments, charges or levies not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(d)           Liens, privileges or charges imposed by law, such as statutory liens and deemed trusts, workers’ compensation, unemployment insurance, pension and employment law carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (but only to the extent, for an amount and for a period not resulting in an Event of Default under Section 10(h) hereof);

(e)           pledges or deposits under worker’s compensation, unemployment insurance and other social security or similar legislation;

(f)           (i) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, stay, appeal and indemnity bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (ii) Liens to secure Indebtedness permitted pursuant to Section 9.07(e) in an amount not to exceed $2,000,000; provided that, for the avoidance of doubt, nothing in this clause (f) shall be construed to permit the making of any deposit to secure an Obligor’s obligations under any Hedging Agreement (other than a Designated Hedging Agreement);

(g)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property, or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(h)           Liens on Property of any Person which becomes a Restricted Subsidiary of the Borrower after the date of this Agreement; provided that such Liens are in existence at the time such Person becomes a Restricted Subsidiary of the Borrower and were not created in anticipation or contemplation thereof;

(i)           Liens upon real and/or tangible personal Property acquired after the date of this Agreement (by purchase, construction or otherwise) by the Borrower or any of its Restricted Subsidiaries, each of which Liens existed on such Property before the time of its acquisition and was not created in anticipation or contemplation thereof; provided that such Lien shall not spread to cover any other Property of the Borrower or any such Restricted Subsidiary;

(j)           [Intentionally Omitted]

(k)           undetermined or inchoate Liens arising in the ordinary course of and incidental to construction, maintenance or current operations of the Borrower or any Restricted Subsidiary which relate to obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

(l)           Liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the exploration, development or operation of Hydrocarbon Properties, or related production or processing facilities in which such Person has an interest, or for the transmission of Hydrocarbons as security in favor of any other Person conducting the exploration, development, operation or transmission of the Property to which such Liens relate, for the applicable Obligor’s portion of the costs and expenses of such exploration, development, operation or transmission; provided that such Liens are not overdue or are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

(m)           the Lien or any right of distress reserved in or exercisable under any real property lease for rent or otherwise to effect compliance with the terms of such lease in respect of which the rent or other obligations is not at the time overdue or which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;

(n)          overriding royalty interests, net profit interests, reversionary interests and carried interests in respect of Hydrocarbon Properties of the Borrower or any Restricted Subsidiary that (i) are in existence at the time any such Hydrocarbon Properties are acquired by such the Borrower or such Restricted Subsidiary, (ii) come into existence within six months following the date of the acquisition of such Hydrocarbon Properties or (iii) are entered into between Obligors;

(o)          farm-out interests in Hydrocarbon Properties not constituting Proved Reserves entered into in the ordinary course of business on standard industry terms with a Person that is not an Affiliate of the Borrower or any Restricted Subsidiary and otherwise entered into on an arm’s length basis; provided that the value of all such farm-out interests, as reasonably determined by the Borrower in good faith and evidenced by a written notice delivered to the Administrative Agent prior to such farm-outs being granted, shall not at any time exceed $30,000,000 (or its equivalent in other currencies) in the aggregate;

(p)          any right of first refusal or similar agreement with respect to any Properties; provided such right is on ordinary business terms and provides for the receipt of value for the Properties subject to such right in an amount (or on a basis which should result in an amount) not substantially less than the fair market value of such Properties;

(q)          contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

(r)           Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States, and no such deposit account is intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(s)          Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; provided that the aggregate amount of Indebtedness permitted to be secured by such Liens under this Section 9.06(u) shall not at any time exceed $2,000,000 (or its equivalent in other currencies) except with the prior written consent of the Majority Banks;

(t)           judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(u)          Liens securing Indebtedness permitted under Section 9.07(i);

(v)          Liens on Unrestricted Properties in respect of non-recourse Indebtedness;

(w)         Liens on the Property of any Obligor which are not otherwise permitted by the foregoing paragraphs of this Section 9.06 if the indebtedness, liabilities or other obligations secured by such Liens are incurred in the ordinary course of business of such Obligor, provided that the aggregate amount of indebtedness, liabilities or other obligations permitted to be secured by such Liens under this Section 9.06(p) shall not at any time exceed $2,000,000 (or its equivalent in other currencies); and

(x)           any extension, renewal or replacement of Liens permitted by the foregoing paragraphs of this Section 9.06; provided that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or Property (other than a substitution of like Property).

9.07  Indebtedness.  The Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, create, incur or suffer to exist any Indebtedness except:

(a)          Indebtedness to the Administrative Agent, the Issuing Bank and the Banks hereunder or under any Loan Document;

(b)          Indebtedness of Restricted Subsidiaries to the Borrower or to other Restricted Subsidiaries, or of the Borrower to Restricted Subsidiaries or to the Parent that are subordinated to the obligations of the Obligors to the Secured Parties under the Loan Documents on terms reasonably satisfactory in form and substance to the Administrative Agent;

(c)          [Intentionally Omitted];

(d)          [Intentionally Omitted];

(e)          Indebtedness extended by suppliers on normal trade terms in connection with purchases of goods and services in the ordinary course of business in an aggregate amount at any time not to exceed $2,000,000 (or its equivalent in other currencies);

(f)           Indebtedness in respect of Taxes, assessments or governmental charges, and Indebtedness in respect of claims for labor, materials or supplies incurred in the ordinary course of business to the extent that payment thereof shall not be overdue for a period of more than 45 days;

(g)          Indebtedness pursuant to Designated Hedging Agreements or pursuant to any other hedging agreement; provided that the obligations of the Borrower or any Restricted Subsidiary under such hedging agreement shall be unsecured if the counterparty to such Hedging Obligation is not a Designated Hedging Counterparty;

(h)          Indebtedness secured by investments in or deposits with financial institutions referred to in Sections 9.08(d) and (e);

(i)           Indebtedness in the form of Capital Lease Obligations up to $2,000,000 (or its equivalent in other currencies) outstanding at any time;

(j)           Indebtedness existing as of the Closing Date and set forth in Schedule VIII;

(k)          Indebtedness incurred under working capital facilities or short-term local currency loans or letters of credit up to $1,000,000 (or its equivalent in other currencies) outstanding at any time;

(l)           Indebtedness (i) incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within 180 days before or after the purchase or construction of the capital assets) or (ii) of a Restricted Subsidiary acquired after the date hereof, which Indebtedness existed at the time of such acquisition and was not incurred in contemplation of such acquisition and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (inclusive of premium and fees and expenses); provided that (x) the aggregate principal amount of such Indebtedness incurred after the Closing Date under clauses (i) and (ii) shall not exceed $2,000,000 outstanding at any time and (y) such Indebtedness shall be recourse solely to the assets purchased or constructed with the proceeds of such Indebtedness;

(m)         Indebtedness associated with bonds or surety obligations required by governmental requirements in connection with the operation of the Hydrocarbon Properties;

(n)          endorsements of negotiable instruments for collection in the ordinary course of business; and

(o)          any other Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all such Restricted Subsidiaries) not to exceed $4,000,000 (or its equivalent in other currencies) at any one time outstanding.

9.08  Investments.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investments except:

(a)          [Intentionally Omitted];

(b)          operating deposit accounts with banks;

(c)          Permitted Investments;

(d)          Investments by the Borrower and its Restricted Subsidiaries in capital stock of Restricted Subsidiaries, in Indebtedness of the Borrower or any of its Restricted Subsidiaries or in Indebtedness of other Subsidiaries permitted pursuant to Section 6.08 or 9.07(b) hereof, in each case, which may be made, either directly or through an investment in or deposit with a financial institution located or operating in the jurisdiction of the applicable Subsidiary or any applicable branch thereof, or a financial institution located or operating in the United States (provided that the interest of the Borrower in any such investment in the case of capital stock of a Restricted Subsidiary which is directly owned by an Obligor is subject to a first priority Lien of the Lenders in form and substance satisfactory to the Administrative Agent, acting reasonably);

(e)          [Intentionally Omitted];

(f)           Investments which may be made in the Capital Stock of any Wholly Owned Subsidiary of the Borrower formed or acquired by the Borrower or any of its other Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries) after the date of this Agreement (a “New Wholly Owned Subsidiary”); provided that (i) such New Wholly Owned Subsidiary is maintained as a separate Subsidiary of the Borrower, (ii) such New Wholly Owned Subsidiary is engaged principally in the business of the acquisition and exploitation of, exploration for and/or development, production, processing, marketing, gathering and sales of oil, gas or other Hydrocarbons, (iii) the Borrower complies with Section 9.16 hereof with respect to such New Wholly Owned Subsidiary immediately following the consummation of such Investment by the Borrower;

(g)          loans and advances by the Borrower and its Restricted Subsidiaries to their respective employees in the ordinary course of their business as presently conducted in an aggregate principal amount not to exceed $500,000 (or its equivalent in other currencies) at any time outstanding;

(h)          Investments made with the proceeds of net income attributable to any Unrestricted Subsidiary by such Unrestricted Subsidiary or another Unrestricted Subsidiary;

(i)           [Intentionally Omitted];

(j)           Investments made with the proceeds of Capital Stock of the Borrower or any Unrestricted Subsidiary issued after the date of this Agreement; provided that no such equity investment considered independently shall cause any Subsidiary or Unrestricted Subsidiary to become a Restricted Subsidiary;

(k)          Investments made in any compensation plan or incentive arrangement established by any Obligor or a Restricted Subsidiary for its employees or executives; provided that the aggregate amount of any such Investment shall not exceed $500,000 in any fiscal year of the Borrower;

(l)           any purchase or redemption of Capital Stock or Equity Rights from a departing director or officer of any Obligor or a Restricted Subsidiary; provided that the aggregate amount of any such purchase or redemption shall not exceed $1,000,000 in any fiscal year of the Borrower; and

(m)         to the extent not included in the foregoing clauses (a) through (l), additional Investments up to but not exceeding $500,000 (or its equivalent in other currencies) in the aggregate; provided that any cash dividends received by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary, up to the amount of the Investments in such Unrestricted Subsidiary, shall reduce pro tanto the aggregate amount of the Investments in such Unrestricted Subsidiary for purposes of calculating compliance with such $500,000 limitation.

9.09  Dividend Payments.  The Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, declare or make any Dividend Payment at any time; provided that, if no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing or shall occur as a result of the making of such Dividend Payment, (i) any Subsidiary of the Borrower may declare and make Dividend Payments solely to the Borrower or Wholly Owned Subsidiaries that are Restricted Subsidiaries, and (ii) the Borrower may, in each of its fiscal years, declare and make Dividend Payments in an amount not exceeding $2,000,000 or such greater amount as may be approved by the Majority Banks in their discretion.

9.10  Financial Covenants.

(a)          The Borrower shall not permit the Debt Coverage Ratio as of the end of any of its fiscal quarters to be greater than 2.0 to 1.0.

(b)          The Borrower shall not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities, as of the end of any of its fiscal quarters, to be less than 1.10 to 1.0.

(c)          The Borrower and its Restricted Subsidiaries shall, for each calendar year prior to the Maturity Date, incur a minimum aggregate amount of $5,000,000 in such calendar year of Capital Expenditures in connection with the development of proved reserves located in the Colombian Hydrocarbon Properties.

9.11  Collection Accounts.  The Borrower shall direct all Offtakers to, and shall deposit all other revenues from the Borrower’s and its Restricted Subsidiaries’ interests in the Hydrocarbon Properties, as received, into the Collection Accounts in US Dollars or such other currency as the Majority Banks may approve in their reasonable discretion.  Amounts deposited in each Collection Account may be freely withdrawn by the applicable Obligor in whose name such Collection Account is maintained except (a) while a Borrowing Base Deficiency has occurred and is continuing, (b) at any time after the Administrative Agent exercises its rights pursuant to Section 1.03(d) hereof or any other Loan Document to require JPMorgan Chase Bank, N.A. or BNP Paribas (as appropriate) (or such other financial institution with which any Collection Account is maintained) to cease honoring instructions from the Borrower and retain all funds deposited in each Collection Account, and (c) at any time after an Event of Default referred to in clause (f) or (g) of Section 10 has occurred and is continuing unwaived, or at any time after any other Event of Default referred to in Section 10 has occurred and either all or any portion of the Loans shall have been declared to be due and payable pursuant to Section 10 and/or the Administrative Agent shall have given notice to the Borrower that the Commitments have been terminated.  No deposit account may be opened or maintained in substitution for, or as an alternate to, a Collection Account without the Administrative Agent’s prior written consent and without the Administrative Agent having received a duly executed account pledge agreement (in form and substance satisfactory to the Administrative Agent) granting in favor of the Administrative Agent for the ratable benefit of the Secured Parties a first-priority security interest in such substitute or alternate deposit account and all amounts standing to the credit thereof from time to time.

9.12  Lines of Business.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the business of the acquisition, exploration, development, gathering, production (excluding refining, but including for the avoidance of doubt any customary field processing with respect to the Borrower’s or its Restricted Subsidiaries’ own production), processing, marketing or sale of Hydrocarbons or products derived from any of the foregoing and transactions reasonably associated therewith or reasonably required to support such activities; provided that the foregoing shall not prohibit (a) service agreements or similar agreements entered into between Obligors in the normal course of business in each case related to activities described in this Section 9.12, and (b) other transactions expressly permitted by this Agreement.

9.13  Transactions with Affiliates.  Except as expressly permitted by this Agreement (or as set forth in Schedule IX), the Borrower shall not, and shall not permit any Restricted Subsidiaries to, directly or indirectly:  (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of any of the Borrower and its Subsidiaries and receive reasonable compensation for his or her services in such capacity; (ii) any of the Borrower and its Restricted Subsidiaries may enter into transactions with Affiliates (other than extensions of credit to Affiliates) in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Restricted Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate; and (iii) the foregoing shall not prohibit service agreements or similar agreements entered into between Obligors in the normal course of business and consistent with similar agreements entered into by other similarly situated oil and gas exploration and production companies, in each case related to activities described in Section 9.12.

9.14  Use of Proceeds.

(a)           The Borrower shall use the proceeds of the Loans and the Letters of Credit to fund expenditures incurred in connection with (i) the exploitation, development or production of Hydrocarbons from the Colombian Hydrocarbon Properties, (ii) Investments made directly or through any of its Restricted Subsidiaries in connection with the acquisition, exploration and development of interests in Hydrocarbon Properties as permitted by this Agreement and tangibles relating thereto and the payment of any costs, fees or expenses required in connection therewith, (iii) exploration, exploitation, transportation or marketing of Hydrocarbons from properties included in the Borrowing Base and their general corporate purposes, and (iv) other transactions expressly permitted by this Agreement.

(b)           None of the Administrative Agent, the Issuing Bank nor any Bank shall have any responsibility to monitor or verify the application by the Borrower of any amounts borrowed pursuant to this Agreement.

9.15  Certain Obligations Respecting Subsidiaries.  Except as permitted by Section 9.05 hereof, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, take such action from time to time as shall be necessary to ensure that the Borrower and each of its Restricted Subsidiaries at all times own (subject only to the Lien of the Security Documents and Liens permitted by Section 9.06) at least the same percentage of the issued and outstanding shares of each class of stock of each of such Restricted Subsidiaries the stock of which is subject to the Lien of the Security Documents as is owned on the date of this Agreement or, in the case of New Wholly Owned Subsidiaries which are Restricted Subsidiaries created or acquired after the date of this Agreement (other than any Wholly Owned Subsidiaries of such Persons), the stock of which are required to be subject to the Lien of the Security Documents, 100% of each class of stock of each of such Subsidiaries (each of the Subsidiaries referred to above being herein called, a “Pledged Subsidiary”).  Without limiting the generality of the foregoing and except as permitted by Section 9.05, none of the Borrower and its Restricted Subsidiaries shall sell, transfer or otherwise dispose of any shares of stock in any Pledged Subsidiary owned by it, nor permit any Pledged Subsidiary to issue any shares of stock of any class whatsoever to any Person (other than to the Borrower or another Obligor).  In the event that any such additional shares of stock are issued by any Pledged Subsidiary, the respective Obligor agrees forthwith to deliver to the Administrative Agent pursuant to the Security Documents the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and shall take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to the Security Documents.  Except as expressly permitted by this Agreement, the Borrower shall not and shall not permit any of its Restricted Subsidiaries to enter into any indenture, agreement, instrument or other arrangement (other than this Agreement and the other Loan Documents) that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes conditions upon the incurrence or payment of Indebtedness of the Borrower and its Restricted Subsidiaries, or the declaration or payment of dividends to the Borrower or any of its Restricted Subsidiaries.

9.16  Additional Subsidiary Guarantors.  The Borrower shall take such action, and shall cause each of its Subsidiaries formed or acquired after the date of this Agreement to take such action from time to time as shall be necessary to ensure that each of such Subsidiaries (other than Unrestricted Subsidiaries) with Tangible Net Worth of more than 5% of the Tangible Net Worth of the Borrower determined on a consolidated basis in accordance with GAAP is a Subsidiary Guarantor hereunder and an Obligor hereunder.  Each Subsidiary of the Borrower that is required to become a Subsidiary Guarantor after the date of this Agreement shall execute such instruments and agreements, in form and substance satisfactory to, and as required by the Administrative Agent, acting reasonably, to acknowledge that such Subsidiary has all of the obligations of a Subsidiary Guarantor pursuant to this Agreement and to confirm that the Security Documents constitute a Lien on its Properties free of any other encumbrances except those described in Section 9.06.

9.17  Unrestricted Subsidiaries.  The Borrower:

(a)           shall cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation shall be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries;

(b)           except for Indebtedness permitted pursuant to Section 9.07 hereof and Investments permitted pursuant to Section 9.08 hereof, shall not, and shall not permit any of the Restricted Subsidiaries to, incur, assume, Guarantee or be or become liable for any Indebtedness or other obligations of any of the Unrestricted Subsidiaries; and

(c)           shall not permit any Unrestricted Subsidiary to hold any capital stock of or other ownership interest in, or any Indebtedness of, any Restricted Subsidiary.

9.18  Limitations on Sale and Leaseback Transactions.  The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into, renew or extend any transaction or series of related transactions pursuant to which the Borrower or any such Restricted Subsidiary sells or transfers any Property in connection with the leasing, or the release against installment payments, or as part of an arrangement involving the leasing or release against installment payments, of such Property to the Borrower or any of its Restricted Subsidiaries (“Sale and Leaseback Transaction”), other than any such Sale and Leaseback Transaction which constitutes non-recourse debt and which was entered into by a Restricted Subsidiary prior to the designation of such Subsidiary as a Restricted Subsidiary (or acquisition of such Restricted Subsidiary) and recourse, in all events, is only to the assets subject to such sale leaseback (and does not provide for recourse to any assets of such Restricted Subsidiary, other than the assets subject to such sale leaseback, for any reason, including without limitation pursuant to any tax indemnification or similar agreement).

9.19  Environmental Matters.

(a)           The Borrower shall, and shall cause each of its Subsidiaries to comply in all material respects with all Environmental Laws now or hereafter applicable to the Borrower or its Subsidiaries, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and maintain such authorizations in full force and effect, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower shall, and shall cause each of its Subsidiaries to, promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by the Borrower or its Subsidiaries, to the effect that, in connection with its ownership or use of any of its Properties or the conduct of any of its business, it may be potentially responsible in any material amount with respect to any investigation or clean-up of Hazardous Material at any location.

9.20  No Action to Affect Security Documents.  Except for transactions expressly permitted hereby, the Borrower shall not, nor shall it permit its Subsidiaries to, do anything to adversely affect the priority of any Lien created pursuant to any Security Document.

9.21  Visits to Properties.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to, permit representatives of the Administrative Agent to visit and inspect any of its Properties (including any Hydrocarbon Property) and examine and make abstracts from any of its books and records on reasonable notice at any reasonable time (but, so long as no Event of Default shall have occurred and be continuing, no more than twice in any calendar year) and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries and, together with representatives of the Borrower, with its independent certified public accountants.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay all costs and expenses incurred by the Administrative Agent in connection with any such visit, inspection or examination pursuant to this Section; provided, that so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obliged to pay such costs and expenses for more than one such visit and inspection in any calendar year.

9.22  Title Defects.  The Borrower shall, promptly upon becoming aware of the existence of any title defect or any encumbrance (other than Permitted Liens) affecting any Hydrocarbon Property which has been given material value in the most recent Reserve Evaluation Report (other than title defects which do not materially and adversely impact the value of such Hydrocarbon Property), give the Administrative Agent prompt written notice of such title defect or encumbrance, and in such case, the Borrower shall or shall cause the applicable Subsidiary to undertake to take all steps necessary to cure such title defect or discharge such encumbrance; provided that if the Borrower or the applicable Subsidiary is unable or unwilling to cure such title defect or discharge such encumbrance to the reasonable satisfaction of the Administrative Agent within 60 days following the date on which the Borrower shall have given the notice referred to in this Section 9.22, then the remedy of the Administrative Agent and the Banks shall be to cause the Borrowing Base to be reduced by an amount equal to the value (or such portion thereof which has been impaired) assigned to such Hydrocarbon Property in the most recent Borrowing Base which reductions may lead to the provisions of Section 2.10(a) becoming applicable and actions taken by the Administrative Agent and the Banks in that regard.

9.23  Offtake Agreements.

(a)           The Borrower shall not, nor shall it permit its Restricted Subsidiaries to, amend, modify, supplement or terminate any material Offtake Agreement or joint operating agreement governing the Hydrocarbon Properties without the prior written consent of the Majority Banks, such consent not to be unreasonably withheld or delayed, unless such amendment, modification, supplement or termination could not reasonably be expected to have a Material Adverse Effect.

(b)           Within 30 days of the Closing Date of this Agreement, but only to the extent such consent has not previously been delivered to the Administrative Agent, the Borrower shall ensure that a duly executed irrevocable consent of the Offtaker under each material Offtake Agreement in effect on the Closing Date in form and substance reasonably satisfactory to the Administrative Agent, is delivered to the Administrative Agent, pursuant to which such Offtaker shall agree to make all payments under such Offtake Agreement to the Collection Accounts; provided that in the case of any Offtake Agreement with a national oil company, the 30 day deadline may be extended with the prior written consent of the Majority Banks.

9.24  Further Assurances.  Each Obligor shall, after notice thereof from the Administrative Agent, do all such further acts and things and execute and deliver all such further documents as shall be reasonably requested by the Administrative Agent in order to give effect to this Agreement and the Loan Documents and shall cause the same to be registered wherever, in the opinion of the Administrative Agent, such registration may be required or advisable to preserve, perfect or validate or continue the perfected status of any deemed or other Lien granted pursuant to a Security Document or to enable such Bank to exercise and enforce its rights hereunder with respect to such deemed or other Lien.

9.25  Activities of Holding Companies.  Each of GTE Colombia, Gran Tierra Energy Cayman Islands II Inc., a corporation organized under the laws of the Cayman Islands (“Cayman Two”), Gran Tierra Energy Canada ULC, an unlimited liability company organized under the laws of the Province of Alberta, Canada (the “ULC”), shall not (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations other than (i) holding (A) with respect to GTE Colombia only, the Capital Stock of the GP or the Partnership and their respective Subsidiaries, and (B) with respect to Cayman Two only, the Capital Stock of the ULC, (ii) performing its obligations and activities under its organizational documents, (iii) issuing its own Capital Stock subject to the terms hereof, (iv) preparing reports to its equity holders, (v) holding board of directors and equity holders meetings, preparing partnership, corporate or limited liability company records and other partnership, corporate or limited liability company activities required to maintain its separate partnership, corporate or limited liability company structure or to comply with applicable requirements of law or the terms of its organizational documents, and (vi) activities and assets incidental to the foregoing clauses (i) through (v); (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations; (c) incur, create, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, other than pursuant to the Loan Documents; (d) own, lease, manage or otherwise operate any material properties or assets; or (e) directly own assets constituting an operating business; provided that the foregoing shall not prevent (x) GTE Colombia, Cayman Two or the ULC from complying with any obligation under that certain participation agreement, dated as of June 22, 2006 (as amended through December 30, 2008, and as further amended from time to time, so long as each such further amendment is not, taken as a whole, materially adverse to the Banks, the “Participation Agreement”), by and among the Partnership, the Borrower and Crosby Capital LLC, or (y) the ULC from acting as an employer and engaging in and performing such activities incidental thereto.

SECTION 10.
EVENTS OF DEFAULT.

If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)           The Borrower shall default in the payment when due (whether at stated maturity or upon mandatory prepayment) of any principal of or interest on any Loan or Reimbursement Obligation, any fee or any other amount payable by it hereunder or under any other Loan Document and, where its failure to pay is caused solely by administrative or technical error, such failure shall continue unremedied for a period of three (3) Business Days (other than any default in a payment due on the Maturity Date, which shall be an immediate Event of Default upon such failure); or

(b)           The Borrower or any of its Restricted Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $2,000,000 or more (or its equivalent in any other currency), or in the payment when due of $2,000,000 or more (or its equivalent in any other currency) under any Hedging Agreement, and such default shall continue unremedied for any applicable grace period; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any such Hedging Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity in an amount aggregating $2,000,000 or more (or its equivalent in any other currency) or to have the interest rate thereon reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to the par value thereof; or

(c)           Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Bank, the Issuing Bank or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect and such representation or warranty, if capable of cure, remains uncured for 30 or more days following any Obligor’s knowledge thereof; or

(d)           Any Obligor shall default in the performance of any of its obligations under any of (i) Sections 2.10(a), 9.01, 9.05, 9.06 or 9.11 (to the extent any such default continues unremedied for a period of 5 Business Days after the earlier of (A) the notification of such default to such Obligor by the Administrative Agent and (B) the date such Obligor knows or becomes aware of (or ought reasonably to have known, or have become aware of the occurrence of such default) or (ii) Sections 9.07, 9.08, 9.09, 9.10, 9.12, 9.14, 9.15, 9.18 or 9.22 (but subject to the proviso thereof); or any Obligor shall default in the performance of any of its other obligations in this Agreement or any other Loan Document and such default shall continue unremedied for a period of 30 days after the earlier of (i) the notification of such default to such Obligor by the Administrative Agent and (ii) the date such Obligor knows or becomes aware of (or ought reasonably to have known, or have become aware of) the occurrence of such default; or

(e)           The Borrower or any of its Restricted Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)           The Borrower or any of its Restricted Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary proceeding for bankruptcy under any bankruptcy or insolvency law, (iv) file a petition or take any other action seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization relating to the relief of debtors, liquidation, dissolution, arrangement relating to the relief of debtors or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition or any other action filed against it in an involuntary case under bankruptcy or insolvency law in its jurisdiction of organization or where any material assets are located, or (vi) threaten or take any corporate action for the purpose of effecting any of the foregoing or fail to act in defense therefor; or

(g)           Except as permitted by Section 9.05, a proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Restricted Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Restricted Subsidiary or of all or any substantial part of its Property, or (iii) similar relief in respect of the Borrower or such Restricted Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Borrower or such Restricted Subsidiary shall be entered in an involuntary case under the bankruptcy or insolvency law in its jurisdiction of organization or where any material assets are located; or

(h)           A final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate (or its equivalent in any other currency) shall be rendered by a one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower or any of its Restricted Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Borrower or the relevant Restricted Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)           Any Property of any Obligor is seized pursuant to legal process and not bonded, discharged or released within 30 days, and material value has been ascribed to such property in the most recent Reserve Evaluation Report; or

(j)           Any Governmental Authority shall take any action to condemn, seize, nationalize or appropriate any portion of the Property of any Obligor (either with or without payment of compensation) used in the exploration or development of properties and the fair market value of such Property constitutes greater than 20% of the then-current Borrowing Base; or

(k)           The Liens created by the Security Documents shall at any time not constitute a valid Lien perfected as required hereunder on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Secured Parties specified to be benefited by such Security Document, free and clear of all other Liens (other than Permitted Liens or except as and to the extent provided in Section 9.22), or, except for expiration, termination or satisfaction of the obligations thereunder in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor; provided that such termination, cessation, invalidity or imperfection is not attributable to any action or inaction of the Administration Agent; provided further that the Obligors shall use all reasonable commercial efforts to cure such termination, cessation, invalidity or imperfection promptly upon being notified thereof by the Administrative Agent; or

(l)           Any Obligor defaults on any of its obligations under an Offtake Agreement where the effect of such default is to entitle the Offtaker under such Offtake Agreement, either immediately or with the giving of notice, the lapse of time or a combination thereof, (i) to terminate such Offtake Agreement, or to take any other course of action with respect thereto and (ii) such action could reasonably be expected to have a Material Adverse Effect; or

(m)          A Change of Control occurs.

THEREUPON:  (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 10 with respect to any Obligor, the Administrative Agent may and, upon request of the Majority Banks, shall, by notice to the Borrower, terminate the Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Obligors hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 10 with respect to any Obligor, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other amounts payable by the Obligors hereunder and under the Notes shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

In addition, upon the occurrence and during the continuance of any Event of Default (if the Administrative Agent has declared the principal amount then outstanding of, and accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes to be due and payable), the Obligors agree that they shall, if requested by the Administrative Agent or the Majority Banks through the Administrative Agent (and, in the case of any Event of Default referred to in clause (f) or (g) of this Section 10 with respect to any Obligor, forthwith, without any demand or the taking of any other action by the Administrative Agent or such Banks) provide cash collateral for all Letters of Credit by paying to the Administrative Agent in immediately available funds an amount equal to the then aggregate undrawn face amount of all Letters of Credit, which funds shall be held by the Administrative Agent, as collateral security in the first instance for the Letter of Credit Liabilities.

All monies received by the Administrative Agent or any Bank from the exercise of remedies hereunder, under the Security Documents or under any other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

first, to the payment of all expenses (to the extent not otherwise paid by any Obligor) incurred by the Administrative Agent and the Banks in connection with the exercise of such remedies, including, without limitation, all costs and expenses of collection, attorneys’ fees and disbursements, court costs and any foreclosure expenses;

second, to the payment of all accrued and unpaid interest on the Loans, pro rata to each Bank according to the amount of accrued and unpaid interest then owing to such Bank;

third, to the payment pro rata of any fees then accrued and payable to each Bank under this Agreement in respect of the Loans;

fourth, to the payment pro rata of the respective outstanding principal amounts of the Loans and Letter of Credit Liabilities;

fifth, to the payment pro rata of all amounts owed to each Designated Hedging Counterparty under the Designated Hedging Agreements;

sixth, to the payment of all other amounts owed by the Borrower to the Administrative Agent or any Bank under this Agreement or any other Loan Document, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

seventh, any surplus remaining after the indefeasible payment in full in cash of all of the above amounts shall be distributed to the Borrower or to whomsoever shall be lawfully entitled thereto.

SECTION 11.
THE ADMINISTRATIVE AGENT.

11.01  Appointment, Powers and Immunities.  Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to such Administrative Agent by the terms of this Agreement and of the other Loan Documents, to which such Administrative Agent is a party, together with such other powers as are reasonably incidental thereto.  The Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 hereof shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):  (a) shall have no duties or responsibilities (including fiduciary or implied duties) except those expressly set forth in this Agreement and in the other Loan Documents, to which such Administrative Agent is a party, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any collateral security provided for by any of the Security Documents, or of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein, or for any failure by the Borrower, any other Obligor or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct; and (e) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights or powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent is required to exercise following its receipt of written instructions from the Majority Banks, as the case may be, in accordance with the provisions of this Agreement and the other Loan Documents.  The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, together with the consent of the Borrower to such assignment or transfer (to the extent provided in Section 12.06(b) hereof).

11.02  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, fax, telex, electronic mail or other electronic means) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Banks, and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

11.03  Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the non-payment of principal of or interest on Loans, Reimbursement Obligations or of commitment fees) unless the Administrative Agent has received notice from a Bank or any Obligor specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Banks.  The Administrative Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Majority Banks; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks, except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Banks or all of the Banks, as the case may be.

11.04  Rights as a Bank.  The Bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent, and such Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate thereof as if it were not the Administrative Agent hereunder.

11.05  Indemnification.  The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed under Sections 12.03 and 12.07 hereof, but without limiting the obligations of the Obligors under said Sections 12.03 and 12.07), ratably in accordance with the aggregate principal amount of the Loans and Reimbursement Obligations held by the Banks (or, if no Loans or Reimbursement Obligations are at the time outstanding, ratably in accordance with their respective Commitments or, if no Loans, Reimbursement Obligations or Commitments are at the time outstanding or in effect, ratably in accordance with their respective Commitments as most recently in effect) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Bank) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Obligors are obligated to pay under Sections 12.03 and 12.07 hereof, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

11.06  Non-Reliance on Agent and Other Banks.  Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it shall, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Obligor of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Borrower or any of its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.

11.07  Failure to Act.  Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 11.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

11.08  Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Banks.  Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, that shall be a bank experienced in transactions of the type contemplated by this Agreement and which has an office in New York, New York or London, England with a combined capital and surplus of at least $500,000,000 (or an equivalent amount in other currencies).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

11.09  Consents under Other Loan Documents.  The Administrative Agent may, with the prior written consent of the Majority Banks (but not otherwise) consent to any modification, supplement or waiver under any of the Loan Documents other than this Agreement, to which the Administrative Agent is a party; provided that without the prior consent of each Bank, the Administrative Agent shall not (except as provided herein or in the Security Documents to which the Administrative Agent is a party) release any collateral or otherwise terminate any Lien under any Loan Document providing for collateral security, or agree to additional obligations being secured by such collateral security, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property which is the subject of a disposition of Property permitted hereunder.

11.10  Collateral Sub-Agents.  Each Bank by its execution and delivery of this Agreement agrees that, in the event it shall hold any Permitted Investments referred to therein, such Permitted Investments shall be held in the name and under the control of such Bank, and such Bank shall hold such Permitted Investments as a collateral sub-agent for the Administrative Agent thereunder.  Each Obligor by its execution and delivery of this Agreement hereby consents to the foregoing.

11.11  Dealings With the Administrative Agent.  In the absence of written notice or any actual knowledge of a lack of authority of the Administrative Agent to act for and on behalf of the Banks in respect of any matter hereunder or under the Loan Documents, the Obligors shall be entitled to conclusively assume that any certificate, directive or other writing of the Administrative Agent in connection with such matter has been duly authorized by the Banks in accordance with this Agreement.

SECTION 12.
MISCELLANEOUS.

12.01  Waiver.  No failure on the part of the Administrative Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

12.02  Notices.  All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement) may be given or made by fax or other writing and faxed, mailed or delivered to the intended recipient:

(a)           in the case of any Obligor, at the “Address for Notices” specified below the name of such Obligor on the signature pages hereof;

(b)           in the case of the Administrative Agent, at the “Address for Notices” specified below its name on the signature pages hereof;

(c)           in the case of each Issuing Bank, at the “Address for Notices” specified below the name of the Issuing Bank on the signature pages hereof; and

(d)           in the case of any Bank, at its address (or fax number) set forth in its Administrative Questionnaire;

or, as to any party, at such other address as shall be designated by such party in a notice to the Borrower and the Administrative Agent given in accordance with this Section 12.02.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by fax (and receipt is electronically confirmed), personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  Notwithstanding the foregoing, any notice or other communication provided for herein and under the Security Documents may be given or made by electronic mail, if the Administrative Agent agrees that this is to be an accepted form of communication and if the Administrative Agent and each Obligor has notified the other in writing of its electronic mail address and/or any other information required to enable the sending and receipt of information by that means and promptly following any changes thereto; provided that, except as provided in Section 9.01, the foregoing shall not apply to any notice or other communication to a Secured Party which has notified the Administrative Agent that it does not wish to receive any notice or other communication by electronic mail.  Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; provided further that such notice or other communication is actually received in readable form by the intended recipient.

12.03  Expenses.  The Obligors hereby jointly and severally agree to pay or reimburse each of the Banks and the Administrative Agent for paying:  (a) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Jones Day, special New York counsel to the Administrative Agent, and Gómez-Pinzón Abogados, Colombian counsel to the Administrative Agent), in connection with (A) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder; provided that in no event shall the foregoing include any costs or expenses in respect of in-house counsel or advisors of the Administrative Agent or of any Bank or Participant (as defined below) and (B) any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents; (b) all reasonable out-of-pocket costs and expenses of the Banks and the Administrative Agent (including, without limitation, reasonable counsel fees and expenses) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated), or the obligations of the Obligors hereunder and (ii) the enforcement of this Section 12.03 or Section 12.07; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Loan Document or any other document referred to therein; provided that in no event shall the Obligors be responsible for paying any amounts or costs incurred as a result of the gross negligence or willful misconduct of the Administrative Agent or any Bank.

12.04  Amendments, Etc.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Obligors, the Administrative Agent and the Majority Banks (and if such amendment relates to the rights or obligations of the Issuing Bank or any Letter of Credit, the Issuing Bank) and any provision of this Agreement may be waived by the Majority Banks (and if such amendment relates in any way to any Letter of Credit, the Issuing Bank); provided that no modification, supplement or waiver shall, unless by an instrument signed by all of the affected Banks or by the Administrative Agent acting with the consent of all of the Banks whose rights or interests are affected thereby:  (i) increase, or extend the term of any of the Commitments, or extend the time or waive any requirement for the reduction or termination of any of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on the Loans, the Reimbursement Obligations or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the rights or obligations of the Obligors to prepay Loans under Section 2.10, (vi) alter the terms of this Section 12.04, (vii) change the currency of any payment required hereunder or under the other Loan Documents or (viii) modify the definition of the term “Majority Banks” or modify in any other manner the number or percentage of the Banks required to make any determinations or waive any rights hereunder or waive or modify any provision hereof.  Any modification or supplement of this Agreement that increases any of the obligations or reduces or impairs any of the rights of, or otherwise adversely affects the interests of, the Administrative Agent or the Issuing Bank under this Agreement or any of the other Loan Documents shall require the consent of the Administrative Agent or the Issuing Bank (as the case may be).

Anything in this Agreement to the contrary notwithstanding, if:

(x)
at a time when the conditions precedent set forth in Section 7 hereof to any Loans or other extension of credit hereunder are, in the opinion of the Majority Banks satisfied, any Bank shall fail to fulfill its obligations to make the Loan to be made by it; or

(y)
any Bank shall fail to pay to the Administrative Agent for the account of the Issuing Bank the amount of such Bank’s Commitment Percentage of the Commitments of any payment under a Letter of Credit pursuant to Section 2.03(b)(v) hereof;

then, for so long as such failure shall continue, such Bank shall (unless the Majority Banks, determined, in either case, as if such Bank were not a “Bank” hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement or any of the other Loan Documents (including, without limitation, under this Section 12.04 and under Section 11.09 hereof) to have no Loans, Letter of Credit Liabilities or Commitments, shall not be treated as a “Bank” hereunder when performing the computation of Majority Banks, and shall have no rights under the preceding paragraph of this Section 12.04 or under Section 11.09 hereof; provided that any action taken by the other Banks with respect to the matters referred to in the preceding paragraph shall not be effective as against such Bank.

12.05  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.06  Assignments and Participations.

(a)           No Obligor may assign any of its rights or obligations hereunder or under the Notes without the prior consent of the Majority Banks and the Administrative Agent.

(b)           Each Bank may (with the prior consent of the Borrower, not to be unreasonably withheld, conditioned or delayed) assign and, so long as no Default shall have occurred and be continuing, if required by the Borrower in accordance with Section 5.07 upon at least five (5) Business Days’ notice to such Bank and the Administrative Agent, shall, assign any of its Loans, its Note, its Commitment and its Letter of Credit Interest (but only with the consent of, in the case of an outstanding Commitment, the Administrative Agent and, in the case of a Commitment or a Letter of Credit Interest in connection with Letters of Credit, the Issuing Bank); provided that

(i)           no such consent by the Borrower or the Administrative Agent or the Issuing Bank shall be required in the case of any assignment to another Bank;

(ii)          any such partial assignment (other than to another Bank) shall be in an amount at least equal to $1,000,000; provided that in each case unless a Bank is assigning all of its Loans, Letter of Credit Interests and Commitments, the assigning Bank shall maintain a Commitment of not less than $1,000,000;

(iii)           each such permitted assignment by a Bank of its Loans, Note, Commitment and Letter of Credit Interest shall be made in such manner so that the same portion of its Loans, Note, Commitment and Letter of Credit Interest is assigned to the respective assignee;

(iv)          each such assignment made as a result of a demand by the Borrower pursuant to this Section 12.06(b) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Bank under this Agreement; and

(v)           no Bank shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 12.06(b) unless and until such Bank shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans and Reimbursement Obligations owing to such Bank (or that such Reimbursement Obligations have been irrevocably assumed by the assignee Bank), together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Bank under this Agreement.

Upon execution and delivery by the assignee to the Borrower, the Administrative Agent and the Issuing Bank, to the extent required above, of an instrument in writing pursuant to which such assignee agrees to become a “Bank” hereunder (if not already a Bank) having the Commitment, Loans and, if applicable, the Letter of Credit Interest specified in such instrument, and upon consent thereto by the Administrative Agent as provided in this Section 12.06(b) and the Issuing Bank, the assignee shall have, to the extent of such assignment (unless provided in such assignment with the consent of the Administrative Agent and the Issuing Bank), the obligations, rights and benefits of a Bank hereunder holding the Commitment, Loans and, if applicable, the Letter of Credit Interest (or portions thereof) assigned to it (in addition to the Commitment, Loans and Letter of Credit Interest theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the Commitment, Loans and Letter of Credit Interest (or portion thereof) so assigned.  Upon each such assignment, the assigning Bank shall pay the Administrative Agent an assignment fee of $3,000.

(c)           Each Bank may sell or agree to sell to one or more other Persons (a “Participant”) a participation in all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitment and the Loans and/or Letter of Credit Interest held by it).  In the event of any such participation by a Bank of participating interests to a Participant, such Bank’s obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof and the Obligors shall continue to deal solely and directly with such “Bank” for all purposes hereunder and such Participant shall not have any other rights or benefits under this Agreement, any Note or any other Loan Document, except as provided in Section 4.08(c) hereof (the Participant’s rights against such Bank in respect of such participation to be those set forth in the agreements executed by such Bank in favor of the Participant).  All amounts payable by the Obligors to any Bank under Section 5 hereof in respect of Loans, Letter of Credit Interests and its Commitment, shall be determined as if such Bank had not sold or agreed to sell any participations in such Loans, Letter of Credit Interest and Commitment, and as if such Bank were funding each of such Loans, Letter of Credit Interests and Commitment in the same way that it is funding the portion of such Loans, Letter of Credit Interests and Commitment in which no participations have been sold.  In no event shall a Bank that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Loan Document except that such Bank may agree with the Participant that it shall not, without the consent of the Participant, agree to any of the following (to the extent the rights or interest of the Participant are adversely affected thereby):  (A) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Bank’s Commitment, (B) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, Reimbursement Obligations or any portion of any fee hereunder, (C) reduce the amount of any such payment of principal, (D) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee, (E) alter the rights or obligations of the Borrower to prepay the related Loans or (F) consent to any other modification, supplement or waiver hereof or of any of the other Loan Documents to the extent that the same, under Section 11.09 or 12.04 hereof, requires the consent of each Bank.

(d)           In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.06, including, without limitation, Section 12.06(c) hereof, any Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Bank from its obligations hereunder.

(e)           A Bank may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.13 hereof.

(f)           Anything in this Section 12.06 to the contrary notwithstanding, no Bank may assign or participate any interest in any Loan or Reimbursement Obligation held by it hereunder to the Obligors or any of their Affiliates or Subsidiaries without the prior written consent of each Bank.

(g)           The Administrative Agent shall provide copies to the Borrower from time to time (and promptly following any request from the Borrower for such copies) of the Administrative Questionnaire as completed by each Bank.

12.07  Indemnification.  Each Obligor hereby jointly and severally agrees (i) to indemnify each Secured Party and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them (including, without limitation, any and all losses, liabilities, claims, damages or expenses incurred by each Secured Party, whether or not such Secured Party is a party thereto) (collectively, “Damages”) arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to the extensions of credit hereunder or any actual or proposed use by each Obligor of the proceeds of any of the extensions of credit hereunder, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, bad faith or willful misconduct of the Person to be indemnified) and (ii) not to assert any claim against a Secured Party, any of its affiliates, or any of its respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document; provided that each Obligor may enforce the obligations, if applicable, of the Banks and the Issuing Bank hereunder.  Without limiting the generality of the foregoing, each Obligor shall indemnify each Secured Party from, and hold each Secured Party harmless against, any losses, liabilities, claims, damages or expenses described in the preceding sentence (but excluding, as provided in the preceding sentence, any loss, liability, claim, damage or expense incurred by reason of the gross negligence, bad faith or willful misconduct of the Person to be indemnified) arising under any Environmental Law as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or any of its Subsidiaries), or the past, present or future condition of any site or facility owned, operated or leased by the Borrower or any of its Subsidiaries (or any such predecessor in interest), or any Release or threatened Release of any Hazardous Materials from any such site or facility, including any such Release or threatened Release which shall occur during any period when the Administrative Agent or any Bank shall be in possession of any such site or facility following the exercise by the Administrative Agent or any Bank of any of its rights and remedies hereunder or under any of the Security Documents other than any Release caused by the gross negligence, bad faith or willful misconduct of the Administrative Agent or any Bank or any agent, security agent or receiver acting on behalf of the Administrative Agent or any Bank.

12.08    Survival.  The obligations of the Obligors under Sections 2.03, 5.01, 5.04, 5.05, 5.06, 12.03 and 12.07 hereof, the obligations of the Subsidiary Guarantors under Section 6.03 hereof and the obligations of the Banks under Section 11.05 hereof shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments.  In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit (whether by means of a Loan or a Letter of Credit), herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any extension of credit hereunder (whether by means of a Loan or a Letter of Credit), any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

12.09    Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.10    Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart, including by facsimile or pdf (with an original subsequently delivered).

12.11    Governing Law; Submission to Jurisdiction; Waiver of Immunity.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.  Each Obligor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in The Borough of Manhattan, New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  Each Obligor irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  In addition, to the extent that any Obligor may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed such immunity (whether or not claimed), such Obligor irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and hereby agrees that the foregoing waiver shall be enforced to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended, and is intended to be irrevocable for the purpose of such Act.

12.12    Waiver of Jury Trial.  EACH OF THE OBLIGORS, THE ADMINISTRATIVE AGENT, THE BANKS AND THE ISSUING BANK HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13    Treatment of Certain Information.

(a)           Each of the Banks and the Administrative Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied by any Obligor or any of its Subsidiaries pursuant to this Agreement; provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Banks or Administrative Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Administrative Agent or any other Bank, (v) in connection with any litigation in respect of the Loan Documents to which any one or more of the Banks or the Administrative Agent is a party or (vi) subject to the terms of this Section 12.13(a), to any assignee or participant (or prospective assignee or participant) or to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Obligors and the obligations created or incurred under the Loan Documents; provided that such assignee, participant or counterparty agrees to comply with this Section 12.13.

(b)           In the event a Bank or the Administrative Agent is required to disclose confidential information pursuant to this Section 12.13, it shall only disclose such information as it is legally required to disclose or it would customarily disclose under similar circumstances to any Governmental Authority (in each case, without requiring any additional consent from or the giving of notice to any Obligor) and shall use reasonable efforts to obtain confidential treatment for any information so disclosed.  In addition, it shall if legally permitted promptly provide notice of the requirement to the Borrower setting out the requirements and circumstances surrounding the required disclosure and any other information it deems relevant so that the Borrower may take any appropriate steps on behalf of itself and any Obligor to protect such confidential information.

12.14    Judgment Currency.  This is an international loan transaction in which the specification of US Dollars is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances.  A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by the payee of the full amount of the Original Currency payable by it under this Agreement.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Original Currency into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent or any Bank hereunder could purchase Original Currency with the Other Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of each Obligor in respect of any such sum due from it to the Administrative Agent or under any other Loan Document (in this Section 12.14 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer the Original Currency to New York with the amount of the judgment currency so adjudged to be due; and each Obligor hereby, as a separate obligation and notwithstanding any such judgment, agrees jointly and severally to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Original Currency so purchased and transferred.

12.15    Agent for Service of Process.  EACH OBLIGOR HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS C T CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING RELATING TO THE LOAN DOCUMENTS.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OBLIGOR, AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT.  EACH OBLIGOR AND THE ADMINISTRATIVE AGENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID TO THE ADMINISTRATIVE AGENT AND SUCH OBLIGOR AT ITS RESPECTIVE ADDRESS REFERRED TO IN Section 12.02.

12.16    Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and such other Loan Documents and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

12.17    USA PATRIOT Act Notice.  Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Obligors that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Bank or the Administrative Agent, as applicable, to identify such Obligor in accordance with the Act.  Each Obligor shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Bank and the Administrative Agent to maintain compliance with the Act.

12.18    English Language.  This Agreement has been negotiated and executed in the English language.  All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or, if not in English and if requested by the Administrative Agent, accompanied by a certified English translation thereof.  The English language version of any such document for purposes of this Agreement shall control the meaning of the matters set forth herein.

12.19    Amended and Restated Credit Agreement.  The parties hereto agree that, on the date of this Agreement, this Agreement shall be deemed to amend, restate and replace the Original Credit Agreement in its entirety.  Each Obligor acknowledges and agrees that from and after the date of this Agreement, (i) all Loan Documents (as defined in the Original Credit Agreement) shall remain in full force and effect and shall be deemed to constitute Loan Documents hereunder, (ii) all Loans made and outstanding pursuant to the Original Credit Agreement shall be deemed to be Loans made under this Agreement, (iii) all Letters of Credit issued pursuant to the Original Credit Agreement shall be deemed to be Letters of Credit issued under this Agreement, (iv) each reference in the Loan Documents (as defined in the Original Credit Agreement) to “Loans”, “Reimbursement Obligations” and any other term defined in the Original Credit Agreement shall be deemed to be a reference to such term as defined in this Agreement, and (v) each reference in the Loan Documents (as defined in the Original Credit Agreement) to the Original Credit Agreement shall be deemed to be a reference to this Agreement (as amended, restated, replaced, supplemented or otherwise modified from time to time).

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

GRAN TIERRA ENERGY CAYMAN ISLANDS INC.

By:	/s/ Martin Eden
Name: Martin Eden
Title: Director

Address for Notices:

c/o Gran Tierra Energy Inc.
300, 611 10th Avenue SW
Calgary, Alberta
Canada T2R 0B2
Attention:	Chief Financial Officer
Tel:	(403) 265 3221
Fax:	(403) 265 3242
Email:	martineden@grantierra.com

Amended and Restated Credit Agreement

ORIGINAL GUARANTORS

GRAN TIERRA ENERGY COLOMBIA, LTD.
by Argosy Energy, LLC, its General Partner

By:	/s/ Edgar Louis Dyes
Name: Edgar Louis Dyes
Title: Manager

Address for Notices:

c/o Gran Tierra Energy Inc.
300, 611 10th Avenue SW
Calgary, Alberta
Canada T2R 0B2
Attention:	Chief Financial Officer
Tel:	(403) 265 3221
Fax:	(403) 265 3242
Email:	martineden@grantierra.com

ARGOSY ENERGY, LLC

By:	Edgar Louis Dyes
Name: Edgar Louis Dyes
Title: Manager

Address for Notices:

c/o Gran Tierra Energy Inc.
300, 611 10th Avenue SW
Calgary, Alberta
Canada T2R 0B2
Attention:	Chief Financial Officer
Tel:	(403) 265 3221
Fax:	(403) 265 3242
Email:	martineden@grantierra.com

Amended and Restated Credit Agreement

SOLANA PETROLEUM EXPLORATION (COLOMBIA) LIMITED

By:	/s/ Martin Eden
Name: Martin Eden
Title: Director and Treasurer

Address for Notices:

c/o Gran Tierra Energy Inc.
300, 611 10th Avenue SW
Calgary, Alberta
Canada T2R 0B2
Attention:	Chief Financial Officer
Tel:	(403) 265 3221
Fax:	(403) 265 3242
Email:	martineden@grantierra.com

SOLANA RESOURCES LIMITED

By:	/s/ Martin Eden
Name: Martin Eden
Title: Chief Financial Officer and Director

Address for Notices:

c/o Gran Tierra Energy Inc.
300, 611 10th Avenue SW
Calgary, Alberta
Canada T2R 0B2
Attention:	Chief Financial Officer
Tel:	(403) 265 3221
Fax:	(403) 265 3242
Email:	martineden@grantierra.com

Amended and Restated Credit Agreement

ARRANGER, ADMINISTRATIVE AGENT AND ISSUING BANK

STANDARD BANK PLC

By:	/s/ Martin Revoredo

Name: Martin Revoredo
Title: Director

By:	/s/ Roderick L. Fraser

Name: Roderick L. Fraser
Title: Global Head of Oil & Gas, Renewables

Address for Notices:

Standard Bank Plc
c/o Standard Americas, Inc.
Business Analytics & Transaction Management Group
320 Park Avenue, 19th Floor
New York, NY 10022
United States of America

Attention: Maria Ivulic
Tel: +1 (212) 407 5164
Fax: +1 (212) 407 5178
Email: maria.ivulic@standardnewyork.com

With a copy to:

1211 Avenue of the Americas
New York, NY 10036
United States of America
Attention: Jose Estanislao
Tel: +1 (212) 407 5064
Fax: +1 (212) 407 5178
Email: jose.estanislao@standardny.com

Amended and Restated Credit Agreement

BANKS

STANDARD BANK PLC

By:	/s/ Martin Revoredo

Name: Martin Revoredo
Title: Director

By:	/s/ Roderick L. Fraser

Name: Roderick L. Fraser
Title: Global Head of Oil & Gas, Renewables

Address for Notices:

Standard Bank Plc
c/o Standard Americas, Inc.
Business Analytics & Transaction Management Group
320 Park Avenue, 19th Floor
New York, NY 10022
United States of America

Attention: Maria Ivulic
Tel: +1 (212) 407 5164
Fax: +1 (212) 407 5178
Email: maria.ivulic@standardnewyork.com

With a copy to:

1211 Avenue of the Americas
New York, NY 10036
United States of America
Attention: Jose Estanislao
Tel: +1 (212) 407 5064
Fax: +1 (212) 407 5178
Email: jose.estanislao@standardny.com

Amended and Restated Credit Agreement

ANNEX I

BANKS AND COMMITMENTS

Bank	Amount of Commitment (as of the Closing Date)
Standard Bank Plc	$7,000,000

Annex I-1

ANNEX II

MANDATORY COST FORMULA

1.
The Mandatory Cost is an addition to the interest rate to compensate Bank for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below.  The Mandatory Cost shall be calculated by the Administrative Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and shall be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Bank lending from an Applicable Lending Office in a Participating Member State shall be the percentage notified by that Bank to the Administrative Agent.  This percentage shall be certified by that Bank in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Loans made from such Applicable Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from such Applicable Lending Office.

4.	The Additional Cost Rate for any Bank lending from an Applicable Lending Office in the United Kingdom shall be calculated by the Administrative Agent as follows:

percent per annum.

Where:

E
is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Annex:

(a)	“Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

Annex II-1

(b)	“Reference Banks” means the banks customarily referred to as reference banks for the purpose of calculating the Additional Cost Rate as determined by the Administrative Agent acting reasonably;

(c)
“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Tariff Base” has the meaning given to it in, and shall be calculated in accordance with, the Fees Rules; and

(f)
“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

6.
The Administrative Agent shall obtain from each Reference Bank as soon as practicable the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.
Each Bank shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Applicable Lending Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

Annex II-2

8.
The rates of charge of each Reference Bank for the purpose of “E” above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to the paragraphs above and on the assumption that, unless a Bank notifies the Administrative Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with an Applicable Lending Office in the same jurisdiction as its Applicable Lending Office.

9.
The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to the paragraphs above is true and correct in all respects.

10.
The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to the paragraphs above.

11.
Any determination by the Administrative Agent pursuant to this Annex in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties.

12.
The Administrative Agent may from time to time, after consultation with the Borrower and the Banks, determine and notify to all parties any amendments which are required to be made to this Annex in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Annex II-3

SCHEDULE I

Offtakers

1.	Empresa Colombiana de Petróleos - Ecopetrol S.A.

2.	Ecopetrol S.A.

3.	Surtigas S.A. E.S.P.

Schedule I-1

SCHEDULE II

Liens

1.           Farmout Agreement between Solana Petroleum Exploration Colombia Limited and CEPSA Colombia S.A. dated November 17, 2007 regarding Garibay Exploration and Production Contract whereby upon the completion of certain conditions, Solana, as Farmor, will have to open an escrow account in favor of CEPSA Colombia S.A.

2.           Otrosi Contrato de Obras, Construcción y Trabajos para el pozo Búcaro-1 between Petroleum Equipment Limitada, dated May 16, 2006, whereby Solana shall deposit in favor of Petroleum Equipment Limitada, 10% of Solana’s net participation interest in Yalea-1 well until the workover of Búcaro-1 well is paid.

Schedule II-1

SCHEDULE III

Subsidiaries

No.	Name of Subsidiary	Direct or Indirect Subsidiary	Jurisdiction of Organization	Owner of Shares / Ownership Percentage	Type of Subsidiary

1.	GTE Colombia Holdings LLC	Direct	Delaware	Borrower (Series 1, 2 and 3) Gran Tierra Energy Inc. (Series 4, 5, 6, 7, 8 and 9)	Restricted

2.	Argosy Energy, LLC	Indirect	Delaware	GTE Colombia Holdings LLC (100%)	Restricted

3.	Gran Tierra Energy Colombia, Ltd.	Indirect	Utah	GTE Colombia Holdings LLC (99.2857%) Argosy Energy, LLC (0.7143%)	Restricted

4.	Gran Tierra Energy Cayman Islands II Inc.	Direct	Cayman Islands	Borrower (100%)	Restricted

5.	Gran Tierra Energy Canada ULC	Indirect	Alberta	Gran Tierra Energy Cayman Islands II Inc. (100%)	Restricted

6.	Solana Petroleum Exploration (Colombia) Limited	N.A.	Cayman Islands	Solana Resources Limited (100%)	Restricted

7.	Solana Resources Limited	N.A.	Alberta	Gran Tierra Exchangeco Inc. (100%)	Restricted

Schedule III-1

SCHEDULE IV
Capitalization

No.	Name of Company	Jurisdiction of Organization	Type of Subsidiary	Issued Shares	Par Value	Owner of Shares / Ownership Percentage

1.	GTE Colombia Holdings LLC	Delaware	Restricted	N/A	N/A	Borrower (Series 1, 2 and 3) Gran Tierra Energy Inc. (Series 4, 5, 6, 7, 8 and 9)

2.	Argosy Energy, LLC	Delaware	Restricted	N/A	N/A	GTE Colombia Holdings LLC (100%)

3.	Gran Tierra Energy Colombia, Ltd.	Utah	Restricted	N/A	N/A	GTE Colombia Holdings LLC (99.2857%) Argosy Energy, LLC (0.7143%)

4.	Gran Tierra Energy Cayman Islands II Inc.	Cayman Islands	Restricted	1	US$1.00	Borrower (100%)

5.	Gran Tierra Energy Canada ULC	Alberta	Restricted	100	N/A	Gran Tierra Energy Cayman Islands II Inc. (100%)

6.	Solana Petroleum Exploration (Colombia) Limited	Cayman Islands	Restricted	1448	US$1.00	Solana Resources Limited (100%)

7.	Solana Resources Limited	Alberta	Restricted	126,426,792	N/A	Gran Tierra Exchangeco Inc. (100%)

Schedule IV-1

SCHEDULE V

Environmental Matters

None.

Schedule V-1

SCHEDULE VI

Offtake Agreements

Contract No.	Offtake Agreements Regarding	Block/Contract	Parties	Participation Interest*	Termination Date
Contract No. VSM-GPS-011-2006 (December 1, 2006) Addendum No. 1 (December 1, 2007) Addendum No. 2 (May 7, 2008)	All crude produced in the Santana block and the Guayuyaco block owned by the Partnership	Guayuyaco Association Agreement; Santana Risk Participation Contract	Ecopetrol S.A. and the Partnership	Guayuyaco block: 35% Santana block 35%	July 31, 2010

Contract No. VSM-GPS-011-2009 (February 12, 2009)	All crude produced in Chaza block owned by the Partnership	Chaza Exploration and Production Agreement	Ecopetrol S.A. and the Partnership	50%	December 31, 2009

Contract No. VSM-GPS-012-2009 (February 12, 2009)	All crude produced in Chaza block owned by Solana Petroleum	Chaza Exploration and Production Agreement	Ecopetrol S.A. and Solana Petroleum	50%	December 31, 2009

Contract No. VSM-GPS-013-2009 (January 12, 2009)	All crude produced in the Guayuyaco block owned by Solana Petroleum|	Guayuyaco Association Agreement	Ecopetrol S.A. and Solana Petroleum	35%	December 31, 2009

*	Participation interest before deductions of royalties and governmental rights, which deductions vary each month depending on the hydrocarbon production obtained.

Schedule VI-1

SCHEDULE VII

Unrestricted Subsidiaries

None.

Schedule VII-1

SCHEDULE VIII

Existing Indebtedness

None.

Schedule VIII-1

SCHEDULE IX

Transactions with Affiliates

None.

SCHEDULE X

Other Hydrocarbon Properties

Hydrocarbon Properties that are the subject of the following exploration and production contracts by Solana Petroleum:

1.	Magangué Association Agreement executed with Ecopetrol S.A. (“Ecopetrol”) on December 5, 1989
2.	Catguas Exploration and Production Agreement executed with the Agencia Nacional de Hidrocarburos (“ANH”) on November 17, 2005
3.	San Pablo Exploration and Production Agreement executed with ANH on June 25, 2007
4.	Garibay Exploration and Production Agreement executed with ANH on October 25, 2005
5.	Chaza Exploration and Production Agreement executed with ANH on June 27, 2005
6.	Guayuyaco Association Agreement executed with Ecopetrol on August 2, 2002
7.	Inchiyaco Commercial Agreement executed with the Partnership on March 26, 2003

Hydrocarbon Properties that are the subject of the following exploration and production contracts by the Partnership:

1.	Putumayo Piedemonte Norte Exploration and Production Agreement executed with ANH on June 17, 2009
2.	Putumayo Piedemonte Sur Exploration and Production Agreement executed with ANH on June 17, 2009
3.	Rumiyaco Exploration and Production Agreement executed with ANH on June 5, 2009
4.	Mecaya Exploration and Production Agreement executed with ANH on June 14, 2006
5.	Rio Magdalena Association Agreement executed with Ecopetrol on December 10, 2001
6.	Azar Exploration and Production Agreement executed with ANH on October 12, 2006
7.	Guayuyaco Association Contract executed with Ecopetrol on August 2, 2002
8.	Santana Risk Participation Contract executed with Ecopetrol on July 27, 1987
9.	Talora Exploration and Production Agreement executed with ANH on September 16, 2004
10.	Chaza Exploration and Production Agreement executed with ANH on June 27, 2005